Exhibit 10.1

CREDIT AGREEMENT

Dated as of October 12, 2012

among

NEWSDAY LLC,

as the Borrower,

CSC HOLDINGS, LLC,

as CSC Holdings,

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent

and

THE LENDERS PARTY HERETO

BARCLAYS BANK PLC,

as Lead Arranger

and

BNP PARIBAS SECURITIES CORP., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, NATIXIS SECURITIES AMERICAS LLC, NOMURA SECURITIES INTERNATIONAL, INC., RBC CAPITAL MARKETS, SUNTRUST ROBINSON HUMPHREY, INC., UBS SECURITIES LLC AND U.S. BANK NATIONAL ASSOCIATION,

as Joint Bookrunners

and

BNP PARIBAS SECURITIES CORP., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, NATIXIS SECURITIES AMERICAS LLC, NOMURA SECURITIES INTERNATIONAL, INC., ROYAL BANK OF CANADA, SUNTRUST BANK, UBS SECURITIES LLC AND U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents and Co-Syndication Agents

i

5.03	Authorization; No Contravention	42
5.04	Financial Statements	43
5.05	Litigation; Compliance with Laws	43
5.06	Titles and Liens	43
5.07	Regulation U; Investment Company Act	43
5.08	Taxes	44
5.09	Full Disclosure	44
5.10	No Default	44
5.11	Approval of Regulatory Authorities	44
5.12	Binding Agreements	44
5.13	Insurance	44
5.14	ERISA Compliance	45
5.15	Intellectual Property	45
5.16	Solvency	45
5.17	Casualty, Etc.	45
5.18	Collateral Documents	45
5.19	Environmental Compliance	45
5.20	Other Credit Agreements	46

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements; Certificates and Other Information	47
6.02	Taxes and Claims	49
6.03	Insurance	49
6.04	Maintenance of Existence; Conduct of Business	49
6.05	Maintenance of and Access to Properties	49
6.06	Compliance with Laws	49
6.07	Litigation	50
6.08	Subsidiaries	50
6.09	Books and Records	51
6.10	Use of Proceeds	51
6.11	Covenant to Guarantee Obligations and Give Security	51
6.12	Further Assurances and Post-Closing Covenant	52

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	52
7.02	Indebtedness	54
7.03	Investments	56
7.04	Fundamental Changes	58
7.05	Dispositions	58
7.06	Restricted Payments	59
7.07	Change in Nature of Business	60
7.08	Transactions with Affiliates	60
7.09	Payment Restrictions Affecting Subsidiaries	60
7.10	Minimum Liquidity	60
7.11	Capital Expenditures	60
7.12	[Reserved]	60
7.13	Accounting Changes	60

7.14	Prepayments, Etc. of Indebtedness	60
7.15	Amendment, Etc. of Organization Documents and Related Documents and Indebtedness	61
7.16	Speculative Transactions	61
7.17	Subsidiaries	61
7.18	Cablevision Notes	61

ARTICLE VIII CSC HOLDINGS

8.01	CSC Holdings Representations and Warranties	61
8.02	CSC Holdings Covenants	63

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default	68
9.02	Remedies upon Event of Default	71
9.03	Application of Funds	72

ARTICLE X
ADMINISTRATIVE AGENT

10.01	Appointment and Authorization of Agents	72
10.02	Rights as a Lender	73
10.03	Exculpatory Provisions	73
10.04	Reliance by Administrative Agent	74
10.05	Delegation of Duties	74
10.06	Resignation of Administrative Agent	74
10.07	Non-Reliance on Agents and Other Lenders	75
10.08	Administrative Agent May File Proofs of Claim	75
10.09	Duties of Other Agents	76
10.10	Collateral and Guaranty Matters	76

ARTICLE XI
CONTINUING GUARANTY

11.01	Guaranty	76
11.02	Rights of Lenders	77
11.03	Certain Waivers	77
11.04	Obligations Independent	77
11.05	Subrogation	77
11.06	Termination; Reinstatement	78
11.07	Subordination	78
11.08	Stay of Acceleration	78
11.09	Condition of Borrower	78

ARTICLE XII
MISCELLANEOUS

12.01	Amendments, Etc.	79
12.02	Notices; Effectiveness; Electronic Communications	80

12.03	No Waiver; Cumulative Remedies; Enforcement	82
12.04	Expenses; Indemnity; Damage Waiver	83
12.05	Payments Set Aside	84
12.06	Successors and Assigns	84
12.07	Treatment of Certain Information; Confidentiality	87
12.08	Right of Setoff	88
12.09	Interest Rate Limitation	88
12.10	Counterparts; Integration; Effectiveness	88
12.11	Survival of Representations and Warranties	89
12.12	Severability	89
12.13	Replacement of Lenders	89
12.14	Governing Law; Jurisdiction; Etc.	90
12.15	Waiver of Jury Trial	91
12.16	No Advisory or Fiduciary Responsibility	91
12.17	Electronic Execution of Assignments and Certain Other Documents	91
12.18	USA PATRIOT Act	92

SCHEDULES

	1.01	Subsidiaries
	2.01	Term Commitments and Applicable Percentages
	5.03	Certain Authorizations
	5.06	Liens
	5.08	Investments
	5.15	Intellectual Property Matters
	5.19	Environmental Matters
	6.12	Post-Closing Obligations
	7.02	Outstanding Indebtedness
	7.09	Contractual Obligations
	12.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS		FORM OF

	A	Loan Notice
	B	Term Note
	C	Compliance Certificate
	D-1	Certificate as to Borrower Quarterly Financials
	D-2	Certificate as to Borrower Annual Financials
	E	Assignment and Assumption
	F	Administrative Questionnaire
	G-1	Subsidiary Guaranty
	G-2	Parent Guaranty
	G-3	NMG Guaranty
	H	Security Agreement
	I	Intellectual Property Security Agreement
	J	Opinion Matters – Counsel to Loan Parties
	K	Prepayment Notice
	L	Interest Election Request

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of October 12, 2012, among NEWSDAY LLC, a Delaware limited liability company (the “Borrower”), CSC HOLDINGS, LLC (formerly known as CSC Holdings, Inc.), a Delaware limited liability company (“CSC Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), BARCLAYS BANK PLC (“Barclays”), as Administrative Agent and Collateral Agent (each as defined below), BARCLAYS BANK PLC, as Lead Arranger, BNP PARIBAS SECURITIES CORP., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, NATIXIS SECURITIES AMERICAS LLC, NOMURA SECURITIES INTERNATIONAL, INC., UBS SECURITIES LLC AND U.S. BANK NATIONAL ASSOCIATION, as Joint Bookrunners, Co-Documentation Agents and Co-Syndication Agents, RBC CAPITAL MARKETS* and SUNTRUST ROBINSON HUMPHREY, INC., as Joint Bookrunners, and ROYAL BANK OF CANADA and SUNTRUST BANK, as Co-Documentation Agents and Co-Syndication Agents.

PRELIMINARY STATEMENTS:

Newsday Holdings LLC (the “Parent Guarantor”) was formed pursuant to that certain formation agreement dated as of May 11, 2008 (the “Formation Agreement”) among CSC Holdings, NMG Holdings, Inc. (“NMG Holdings”), Tribune Company (“Tribune”) and Newsday, Inc. (“Newsday Inc.”). The sole members of the Parent Guarantor are Newsday Inc. and NMG Holdings (the “Members”). The Parent Guarantor is the sole member of the Borrower.

Pursuant to the Formation Agreement and in connection with the acquisition of the Business (as hereinafter defined) by the Parent Guarantor and the Borrower (i) Tribune and certain of its subsidiaries, including Newsday Inc., contributed certain assets of the Business to, and certain liabilities of the Business were assumed by, the Borrower, and (ii) CSC Holdings and NMG Holdings contributed the Original Cablevision Notes (as hereinafter defined) to the Parent Guarantor. As of the date hereof, NMG Holdings holds approximately 97.16%, and Tribune holds approximately 2.84%, of the Parent Guarantor’s total ownership interests, and the Parent Guarantor owns 100% of the Borrower’s total ownership interest.

The Borrower, CSC Holdings, the Restricted Subsidiaries party thereto, each lender from time to time party thereto (the “Existing Lenders”), and Bank of America, N.A,, as administrative agent and collateral agent for the Existing Lenders (the “Existing Agent”) entered into that certain Credit Agreement, dated as of July 29, 2008 (such Credit Agreement, as amended by Amendment No. 1 to such Credit Agreement, dated as of October 22, 2009 (“Amendment No. 1”), and as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders made both fixed rate and floating rate term loans to the Borrower.

On May 17, 2010, the Parent Guarantor purchased the Cablevision Notes (as hereinafter defined) with the proceeds from its redemption of the Original Cablevision Notes.

*	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

The Borrower has requested that the Lenders hereunder extend credit to the Borrower in the form of a single floating rate, term A loan facility, the proceeds of which will be used to repay, in full, all amounts outstanding under the Existing Credit Agreement, to pay costs and expenses incurred in connection with such prepayment, and for general corporate purposes of the Borrower and its Subsidiaries.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2010 Cablevision Indenture” is defined in the definition of “2018 Cablevision Notes”.

“2018 Cablevision Notes” means the 7.75% Senior Notes due 2018, issued by Cablevision pursuant to that certain indenture, dated as of April 2, 2010, made by and between Cablevision and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture thereto, dated as of April 15, 2010 (as so supplemented, the “2010 Cablevision Indenture”), held by the Parent Guarantor.

“2020 Cablevision Notes” means the 8.00% Senior Notes due 2020, issued by Cablevision pursuant to the 2010 Cablevision Indenture, held by the Parent Guarantor.

“Adjusted Operating Cash Flow” shall mean, for the most recently completed Measurement Period, the following for the Parent Guarantor, the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP: (i) aggregate operating revenues (including, without limitation, interest income from the Cablevision Notes, advertising revenue and circulation revenue) minus (ii) aggregate operating expenses (including, without limitation, employee compensation, newsprint and ink along with other operating supplies, selling, general administrative expenses, circulation expenses, transportation expenses, outside service expenses, but excluding depreciation, amortization, asset impairment, charges and credits relating to employee stock compensation plans, other non-cash employee benefits expenses, restructuring charges and credits, including severance, facility closure and any losses resulting from a write-off or writedown of Investments by the Borrower or any Restricted Subsidiary in Affiliates); provided, however, that for purposes of determining Adjusted Operating Cash Flow for any period (A) there shall be excluded all management fees paid to the Parent Guarantor, the Borrower or any Restricted Subsidiary during such period by any other Subsidiary other than any such amounts settled in cash to the extent not in excess of 5% of Adjusted Operating Cash Flow for the Parent Guarantor, the Borrower and its Restricted Subsidiaries as determined without including any such fees, and (B) Adjusted Operating Cash Flow for such period shall be increased or reduced, as the case may be, by the Adjusted Operating Cash Flow of assets or businesses acquired or disposed of (provided that in each case it has an impact on the Adjusted Operating Cash Flow for such Measurement Period of at least $2,000,000) including by means of any redesignation of any Subsidiary pursuant to Section 6.08 by the Borrower or any Restricted Subsidiary on or after the first day of such period, determined on a pro forma basis reasonably satisfactory to the Administrative Agent (it being agreed that it shall be satisfactory to the Administrative Agent that such pro forma calculations may be based upon GAAP as applied in the preparation of the financial statements for the Parent Guarantor or the Borrower, delivered in accordance with Section 6.01 hereof rather than as applied in the financial statements of the Person whose assets were acquired and may include, in the

Borrower’s discretion, a reasonable estimate of savings under existing contracts resulting from any such acquisitions), as though the Borrower or such Restricted Subsidiary acquired or disposed of such assets on the first day of such period. For purposes of this definition, operating revenues and operating expenses shall exclude any non-recurring, non-cash items (that do not represent a cash item in the relevant period or any future period) in excess of $10,000,000.

“Administrative Agent” means Barclays Bank PLC in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent and the Joint Leads.

“Aggregate Term Commitments” means the Term Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including the PATRIOT Act and Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Applicable Margin” means (a) with respect to Eurodollar Rate Loans, 3.50% per annum; and (b) with respect to Base Rate Loans, 2.50% per annum.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Term Loans at such time. The initial Applicable Percentage of each Lender in respect of the Term Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appropriate Lender” means, at any time, a Lender that has a Term Commitment or holds a Term Loan at such time.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed or advised by the same investment manager or advisor or by investment managers or advisors that are Affiliates of each other.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheets of the Parent Guarantor for the fiscal years ended December 26, 2010 and December 25, 2011, and the related consolidated statements of operations, members capital (deficit) and cash flows of the Parent Guarantor for the fiscal years ended December 26, 2010 and December 25, 2011, including the notes thereto.

“Available Amount” means, at any time, the sum at such time of (i) 75% of cumulative Excess Cash Flow from and after July 29, 2008, and (ii) the aggregate Net Cash Proceeds from the redemption or repayment of the Cablevision Notes but only to the extent that the sum of such Net Cash Proceeds plus the aggregate principal amount of Cablevision Notes then held by the Parent Guarantor exceeds the principal amount outstanding at such time under the Term Facility (the “Excess Amount”).

“Barclays” has the meaning specified in the introductory paragraph hereto.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate for a one-month interest period in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Term Loan that bears interest at a rate based on the “Base Rate.”

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Excluded Indebtedness” has meaning specified in Section 9.01(d).

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means a borrowing consisting of Term Loans made by the Lenders pursuant to Section 2.01.

“Business” has the meaning specified in the Formation Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York; provided that, when used in connection with a Eurodollar Rate Loan, the term “Business Day” means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Cablevision” means Cablevision Systems Corporation, a Delaware corporation.

“Cablevision Notes” means an aggregate principal amount of $753,717,000 of 2018 Cablevision Notes, 2020 Cablevision Notes, and/or Replacement Cablevision Notes (as such amount may be reduced by redemptions or repayments of Cablevision Notes after the Closing Date, in each case in accordance with the terms of this Agreement).

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal expenditures for replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Balance” means, at any time, the aggregate amount of unrestricted cash (including certificates of deposit and time deposits) and Cash Equivalents on hand (in each case free and clear of all Liens, other than Liens in favor of the Administrative Agent, for the benefit of the Lenders or Liens permitted under Section 7.01(d) or (l)) and, in the case of Cash Equivalents, available for use within a reasonable period of time (including amounts on deposit in accounts with respect to which a Deposit Account Control Agreement (as such term is defined in the Security Agreement) is in effect) of the Borrower and the Subsidiary Guarantors.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties that is established at a bank reasonably acceptable to the Administrative Agent, is under the sole dominion and control of the Administrative Agent, and is otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) Marketable, direct obligations of the United States of America maturing within 397 days of the date of purchase;

(b) commercial paper outstanding at any time issued by any Person organized under the laws of any state of the United States of America, which Person shall have a consolidated net worth of at least $250,000,000 and shall conduct a substantial part of its business in the United States of America, maturing within 180 days from the date of the original issue thereof, and rated “P-1” or better by Moody’s or “A-1” or better by S&P;

(c) fully collateralized repurchase agreements in such amounts and with such financial institutions having a rating of “Baa” or better from Moody’s, or a rating of “A-” or better from S&P, as the Borrower may select from time to time;

(d) certificates of deposit, banker’s acceptances and time deposits maturing within 397 days after the date of purchase, which are issued by any Lender or by a United States national or state bank or foreign bank having capital, surplus and undivided profits totaling more than $100,000,000, and having a rating of “Baa” or better from Moody’s or a rating of “A-” or better from S&P; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $3,000,000,000.

“Cash Flow Ratio” has the meaning specified in the CSC Holdings Indenture.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Joint Lead, a Lender or an Affiliate of a Joint Lead or a Lender, in its capacity as a party to such Cash Management Agreement.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means October 12, 2012.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in Section 10.01.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.11, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other ownership interests, the ability to exercise voting power, by contract or otherwise; provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and provided further that no individual shall be an Affiliate of a corporation or partnership solely by reason of his or her being an officer, director or partner of such entity, except in the case of a partner if his or her interests in such partnership shall qualify him or her as an Affiliate. “Controlling” and “Controlled” have meanings correlative thereto.

“CSC Holdings” has the meaning specified in the introductory paragraph hereto.

“CSC Holdings Credit Agreement” means the Second Amended and Restated Credit Agreement, originally dated as of February 24, 2006, among CSC Holdings, LLC (formerly known as CSC Holdings, Inc.), as the borrower, Bank of America, N.A., as administrative agent, and the lenders party thereto (as amended and restated as of May 27, 2009, as further amended and restated as of April 13, 2010, and as further amended from time to time thereafter).

“CSC Holdings Excluded Indebtedness” has the meaning specified in Section 9.01(d).

“CSC Holdings Indebtedness” has the meaning specified under the term “Indebtedness” in the CSC Holdings Indenture.

“CSC Holdings Indenture” means the indenture dated as of November 15, 2011, governing CSC Holdings’ 6.75% Senior Notes due 2021, between CSC Holdings and U.S. Bank National Association, as trustee, as in effect on the Closing Date.

“CSC Holdings Investment” has the meaning specified under the term “Investment” in the CSC Holdings Indenture.

“CSC Holdings Lien” has the meaning specified under the term “Lien” in the CSC Holdings Indenture.

“CSC Holdings Permitted Liens” has the meaning specified under the term “Permitted Liens” in the CSC Holdings Indenture.

“CSC Holdings Restricted Payment” has the meaning specified under the term “Restricted Payment” in the CSC Holdings Indenture.

“CSC Holdings Restricted Subsidiary” means, as of any date of determination, a Subsidiary that under and pursuant to the CSC Holdings Indenture is a “Restricted Subsidiary” as that term is defined in the CSC Holdings Indenture.

“CSC Restricted Subsidiary” means, as of any date of determination, a Subsidiary that under and pursuant to the CSC Holdings Credit Agreement is a “Restricted Subsidiary” as that term is defined in the CSC Holdings Credit Agreement.

“CSC Holdings Unrestricted Subsidiary” has the meaning specified in the CSC Holdings Indenture.

“Cumulative Cash Flow Credit” has the meaning specified in the CSC Holdings Indenture.

“Cumulative Interest Expense” has the meaning specified in the CSC Holdings Indenture.

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” means, with respect to any Person, (a) all Indebtedness of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Indebtedness renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date) and (b) all other items (including, taxes accrued as estimated and trade payables otherwise excluded from Indebtedness under clause (d) of the definition thereof) that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to overdue principal, the then-applicable interest rate with respect to such principal amount plus 2.00% per annum (provided that, with respect to a Eurodollar Rate Loan, the determination of the applicable interest rate is subject to Section 2.05(e) to the extent that Eurodollar Rate Loans may not be converted to, or continued as, Eurodollar Rate Loans, pursuant thereto), and (b) with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans under the Term Facility plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 3.05(b) any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.05(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by the Borrower or a Restricted Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dolan Family Interests” shall mean (i) any Dolan Family Member, (ii) any trusts for the benefit of any Dolan Family Members, (iii) any estate or testamentary trust of any Dolan Family Member for the benefit of any Dolan Family Members, (iv) any executor, administrator, conservator or legal or personal representative of any Person or Persons specified in clauses (i), (ii) and (iii) above to the extent acting in such capacity on behalf of any Dolan Family Member or Members and not individually and (v) any corporation, partnership, limited liability company or other similar entity, in each case 80% of which is owned and controlled by any of the foregoing or combination of the foregoing.

“Dolan Family Members” shall mean Charles F. Dolan, his spouse, his descendants and any spouse of any of such descendants.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Interests” means, with respect to any Person, the capital stock of (or other ownership or profit interests in) such Person, the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” has the meaning specified in Section 9.01.

“Eurodollar Rate” means, for any Interest Period as to any Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), or its successor rate, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) (such page currently being LIBOR01 page) at approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Term Loan being made by Barclays and with a term equivalent to such Interest Period would be offered by Barclays’ London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Borrowing” means, as to any Borrowing, the Eurodollar Rate Loans comprising such Borrowing.

“Eurodollar Rate Loan” means a Term Loan that bears interest at a rate based on the “Eurodollar Rate.”

“Excess Amount” is defined in the definition of “Available Amount.”

“Excess Cash Flow” means, for any fiscal quarter of the Borrower, the excess (if any) of (A) the sum of (a) Adjusted Operating Cash Flow for such fiscal quarter plus (b) an amount (whether an increase or decrease) equal to the change in consolidated Current Liabilities of the Borrower and its Restricted Subsidiaries during such period over (B) the sum (for such fiscal quarter) of (i) Net Cash Interest Expense actually paid in cash by the Borrower and its Restricted Subsidiaries, (ii) an amount (whether an increase or decrease) equal to the change in consolidated Current Assets (excluding cash and Cash Equivalents) of the Borrower and its Restricted Subsidiaries during such period, (iii) all income taxes actually paid in cash by the Borrower and its Restricted Subsidiaries, (iv) Capital Expenditures

(other than those Capital Expenditures made using the Available Amount) actually made by the Borrower and its Restricted Subsidiaries in such fiscal quarter, and (v) any expenses added back in determining Adjusted Operating Cash Flow to the extent such expenses have been paid in cash.

“Excluded Issuance” by any Person means an issuance and sale of an Equity Interest in such Person to the Members (including as adjustments of Equity Interests in connection with the consummation of the Transaction) or an issuance of shares of capital stock of (or other ownership or profit interests in) such Person upon the exercise of warrants, options or other rights for the purchase of such capital stock (or other ownership or profit interest).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Commitment (other than pursuant to an assignment request by the Borrower under Section 12.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Agent” has the meaning specified in the Preliminary Statements hereto.

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements hereto.

“Existing Credit Agreement Closing Date” means July 29, 2008.

“Existing Indebtedness” means Indebtedness and other obligations under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement).

“Existing Lenders” has the meaning specified in the Preliminary Statements hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof (provided such regulations or official interpretations are substantively comparable and not materially more onerous to comply with).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Barclays on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) that certain Fee Letter, dated as of October 12, 2012, made by and between the Borrower and the Administrative Agent, on behalf of the Joint Leads; and (b) that certain Fee Letter, dated as of October 12, 2012, made by and between the Borrower and Barclays, as Administrative Agent and Lead Arranger.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Formation Agreement” has the meaning specified in the Preliminary Statements hereto.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Agreement” means that certain Funding Agreement, dated as of October 11, 2012, made by and between the Borrower, and Barclays, as the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means any direct or indirect (including, without limitation, by means of causing a bank to open a letter of credit) guarantee, endorsement, contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise being or becoming contingently liable upon or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or guarantee of the payment of dividends or other distributions upon the stock or other ownership interests of any Person, or agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of its obligations or to assure a creditor against loss.

“Guarantors” means, collectively, CSC Holdings, NMG Holdings, Newsday Holdings LLC, and the Subsidiary Guarantors.

“Guaranty” means, collectively, the Guaranty made by CSC Holdings under Article XI, the Subsidiary Guaranty, the Parent Guaranty and the NMG Guaranty, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Joint Lead, a Lender or an Affiliate of a Joint Lead or a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Indebtedness” means, as to any Person, Capitalized Lease Obligations of such Person and other indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services other than accounts payable (other than for borrowed money) incurred in the ordinary course of business of such Person. Without limiting the generality of the foregoing, such term shall include (a) when applied to the Borrower and/or any Restricted Subsidiary, all obligations of the Borrower and/or any Restricted Subsidiary under Swap Contracts and (b) when applied to the Borrower or any other Person, all Indebtedness of others Guaranteed by such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 12.04(b).

“Indemnity Agreement” means that certain agreement among CSC Holdings, the Borrower, NMG Sub Company, LLC and Tribune dated as of May 11, 2008, as amended, and as it may be further amended by any additional indemnity agreement entered into in connection with the execution of this Agreement.

“Information” has the meaning specified in Section 12.07.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(iv).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which, when in writing, shall be substantially in the form of Exhibit L (or such other form as the Administrative Agent may approve).

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each of March, June, September and December and the Maturity Date; and (b) as to any Eurodollar Rate Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means, as to any Eurodollar Rate Loan or Eurodollar Rate Borrowing, the period commencing on the date that such Loan or Borrowing is disbursed, converted or continued, and ending on the numerically corresponding day in the calendar that is one, two, three or six months (or nine or twelve months, if requested by the Borrower and consented to by all the Appropriate Lenders) thereafter, as specified by the Borrower in the applicable Loan Notice or Interest Election Request (or, solely in the case of any Eurodollar Rate Borrowing made on the Closing Date, as provided in clause (a) of the proviso below); provided, that: (a) the Interest Period with respect to any Eurodollar Rate Loans made on the Closing Date shall be the period commencing on the Closing Date and ending on November 30, 2012; (b) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; (d) the Borrower may not select an Interest Period if such Interest Period would commence before and end after any date for any scheduled principal installment of the Term Loans pursuant to Section 2.04, unless, after giving effect thereto, the aggregate principal amount of the Term Loans having Interest Periods that end after such date does not exceed the aggregate principal amount of the Term Loans permitted to be outstanding after giving effect to the payment of such installment on such date; and (e) no Interest Period shall extend beyond the Maturity Date.

“Investment” with respect to the Borrower or any Restricted Subsidiary means (a) making or permitting to remain outstanding any advances, loans, accounts receivable (other than (x) accounts receivable arising in the ordinary course of business of the Borrower or such Restricted Subsidiary and (y) accounts receivable owing to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary for management or other services or other overhead or shared expenses allocated in the ordinary course of business provided by the Borrower or any Restricted Subsidiary to such Unrestricted Subsidiary or other extensions of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or capital contributions to (by means of transfers of property to others, or payments for property or services for the account or use of others, or otherwise) any Person (other than the Borrower or any Restricted Subsidiary)), (b) purchasing or owning any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership, joint venture or any similar enterprise) of, or any bank accounts with, or Guarantee any Indebtedness or other obligations of, any Person (other than the Borrower or any Restricted Subsidiary), or (c) purchasing or acquiring (in one transaction or a series of transactions) assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person (other than the Borrower or any Restricted Subsidiary).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP Rights” has the meaning specified in Section 5.15.

“IP Security Agreement Supplement” has the meaning specified in Section 13(b) of the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Leads” means, collectively, Barclays, in its capacity as lead arranger (in such capacity, the “Lead Arranger”), BNP Paribas Securities Corp., Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Natixis Securities Americas LLC, Nomura Securities International, Inc., RBC Capital Markets, SunTrust Robinson Humphrey, Inc., UBS Securities LLC and U.S. Bank National Association, in their capacities as joint bookrunners (in such capacities, the “Joint Bookrunners”), and BNP Paribas Securities Corp., Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Natixis Securities Americas LLC, Nomura Securities International, Inc., Royal Bank of Canada, SunTrust Bank, UBS Securities LLC and U.S. Bank National Association, in their respective capacities as co-syndication agents and co-documentation agents (in such capacities, the “Co-Syndication Agents” and the “Co-Documentation Agents”, respectively).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, lien, charge or encumbrance upon any of the assets of the Borrower or its Restricted Subsidiaries, now owned or hereafter acquired, securing any Indebtedness or other obligation.

“Liquidity” means, at any time, the Cash Balance at such time.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Term Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letters, (f) the Funding Agreement, (g) each Secured Hedge Agreement and (h) each Secured Cash Management Agreement; provided that for purposes of the definition of “Materially Adverse Effect” and Articles IV through X and Section 12.01, “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

“Loan Notice” means a notice of a Borrowing, which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower, the Parent Guarantor and each Subsidiary Guarantor.

“Margin Stock” shall mean “margin stock” as defined in Regulation U.

“Material Real Property” has the meaning specified in the Security Agreement.

“Materially Adverse CSC Effect” shall mean a materially adverse effect upon the business, assets, financial condition or results of operations of CSC Holdings and the CSC Restricted Subsidiaries taken as a whole on a combined basis in accordance with GAAP.

“Materially Adverse Effect” shall mean a materially adverse effect upon (i) the business, assets, financial condition or results of operations of the Borrower and the Restricted Subsidiaries taken as a whole on a combined basis in accordance with GAAP, (ii) the ability of the Borrower and the Restricted Subsidiaries taken as a whole to perform the Obligations hereunder or (iii) the legality, validity, binding nature or enforceability of this Agreement or any other Loan Document or the validity, perfection, priority or enforceability of the security interest created, or purported to be created, by the Collateral Documents.

“Maturity Date” means October 12, 2016.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Members” has the meaning specified in the Preliminary Statements hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Interest Expense” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Lease Obligations that is treated as interest in accordance with GAAP, in each case, of or by the Parent Guarantor, the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed period; provided, however, that there shall be deducted from Net Cash Interest Expense net interest income for such Measurement Period other than interest income on the Cablevision Notes.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of the Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary costs and expenses of, and any income, franchise, transfer or other tax liability arising from such transaction;

(b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Restricted Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary costs and expenses of, and any income, franchise, transfer or other tax liability arising from such transaction;

(c) with respect to proceeds of any casualty insurance or condemnation awards (and payments in lieu thereof), the excess of (i) the sum of the cash and Cash Equivalents received in connection therewith over (ii) the reasonable and customary costs and expenses thereof, and any income, franchise, transfer, or other tax liability arising therefrom; and

(d) with respect to the redemption or repayment of the Cablevision Notes, the excess of (i) the sum of cash and Cash Equivalents received in connection therewith over (ii) any discounts, commissions and reasonable and customary costs and expenses of receiving such redemption of repayment, and any income, franchise, transfer or other tax liability arising therefrom.

“Newsday Inc.” has the meaning specified in the Preliminary Statements hereto.

“NMG Guaranty” means the unsecured guaranty in the form of Exhibit G-3 executed by NMG Holdings and guaranteeing the Obligations of the Borrower under the Loan Documents.

“NMG Holdings” has the meaning specified in the Preliminary Statements hereto.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Cablevision Notes” means the “Cablevision Notes,” as defined in the Existing Credit Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.13).

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Term Loans after giving effect to the borrowing, any prepayments or repayments of the Term Loans, occurring on such date.

“Parent Guarantor” has the meaning specified in the Preliminary Statements hereto.

“Parent Guaranty” means the Guaranty made by Newsday Holdings LLC in favor of the Secured Parties, substantially in the form of Exhibit G-2.

“Participant” has the meaning specified in Section 12.06(d).

“PATRIOT Act” has the meaning specified in Section 12.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Restricted Subsidiary Transaction” shall mean any transaction by which any Restricted Subsidiary shall (i) pay dividends or make any distribution on its capital stock or other equity securities or pay any of its Indebtedness owed to any Loan Party or any other Restricted Subsidiaries, (ii) make any loans or advances to any Loan Party or to any other Restricted Subsidiaries or (iii) transfer any of its properties or assets to, or merge or consolidate with or into, the Borrower or any other Restricted Subsidiary; provided, however, that any Permitted Restricted Subsidiary Transaction of any Guarantor must be made to another Restricted Subsidiary that is a Guarantor; and provided, further, that in the case of a merger or consolidation with a Loan Party, a Loan Party must be the surviving entity.

“Permitted Senior Indebtedness” has the meaning specified in Section 7.01(j).

“Permitted Subordinated Indebtedness” means subordinated Indebtedness for borrowed money of the Borrower; provided that no Restricted Subsidiary of the Borrower shall provide a guarantee of such Indebtedness unless it shall also be a Guarantor hereunder, and provided further that such subordinated Indebtedness shall be subordinated to the Obligations on terms reasonably acceptable to the Required Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.01.

“Pledged Debt” has the meaning specified in Section 1(d)(iv) of the Security Agreement.

“Pledged Equity” has the meaning specified in the paragraph following Section 1(d)(iii) of the Security Agreement.

“Prepayment Notice” means a notice of prepayment, which shall be substantially in the form of Exhibit K.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prohibited Transaction” shall mean a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Public Lender” has the meaning specified in Section 6.01.

“Recipient” means (a) the Administrative Agent, and (b) any Lender, as applicable.

“Register” has the meaning specified in Section 12.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower or CSC Holdings, as the case may be, as prescribed by the Securities Laws.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Related Documents” means the Formation Agreement, the Indemnity Agreement and the Tax Matters Agreement (as such term is defined in the Formation Agreement).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates; provided, that with respect to Section 12.04(c), “Related Parties” shall be deemed to not include reference to the “agents”, “attorneys-in-fact” and “advisors” of the Administrative Agent (or any subagent thereof) or any of their respective Affiliates.

“Replacement Cablevision Notes” means senior unsecured notes issued by Cablevision as a refinancing or replacement (in whole or in part) of any then-outstanding Cablevision Notes at any time after the Closing Date and purchased by the Parent Guarantor with proceeds from a sale or redemption of other Cablevision Notes and held by the Parent Guarantor (and pledged to the Administrative Agent for the benefit of the Secured Parties), so long as the covenants and events of default of such notes (excluding, for the avoidance of doubt, interest rates, interest margins, rate floors, discounts, fees and optional prepayment or redemption terms) (when taken as a whole) are not materially less favorable to the holders of such notes than those applicable to the 2018 Cablevision Notes or the 2020 Cablevision Notes.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Outstanding Amount; provided that the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiaries” shall mean all Subsidiaries on the Closing Date and any additional Restricted Subsidiary pursuant to Section 6.08.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VII that is entered into by and between the Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Cash Management Banks, the Hedge Banks, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in Section 21(b) of the Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means the wholly owned Subsidiaries of the Borrower as of the Closing Date and each other wholly owned Restricted Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.11; provided, however, that no Subsidiary that is a CFC shall be a Guarantor hereunder.

“Subsidiary Guaranty” means the Guaranty made by the Subsidiary Guarantors in favor of the Secured Parties, substantially in the form of Exhibit G-1, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Supplemental Collateral Documents” means deeds of trust, trust deeds, deeds to secure debt, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements securing payment of all the Obligations of a newly-formed or newly-acquired Subsidiary, the parent of a newly-formed or newly-acquired subsidiary or an existing Loan Party, as the case may be, under the Loan Documents and constituting Liens on all newly-acquired properties or properties and Equity Interests of newly-formed or newly-acquired Subsidiaries pursuant to the terms of Section 6.11.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount, the outstanding principal amount of which shall not exceed at any one time the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Aggregate Term Commitments of the Lenders on the Closing Date is $650,000,000.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term Loans of all Lenders outstanding at such time.

“Term Loan” or “Loan” means an advance made by any Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Termination Event” shall mean (i) a Reportable Event, (ii) the termination of a Plan, or the filing of a notice of intent to terminate a Plan, or the treatment of a Plan amendment as a termination under Section 4041(e) of ERISA, (iii) the institution of proceedings to terminate a Plan under Section 4042 of ERISA or (iv) the appointment of a trustee to administer any Plan under Section 4042 of ERISA.

“Tribune” has the meaning specified in the Preliminary Statements hereto.

“Transaction” means, collectively, the transactions to occur on the Closing Date, including (a) the execution and delivery of this Agreement and the other Loan Documents, (b) the refinancing of the Existing Indebtedness, and (c) the payment of all fees and expenses incurred in connection with the consummation of the foregoing.

“Type”, when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.08.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(f).

“Withholding Agent” means the Borrower and the Administrative Agent.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words

“herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b) Changes in GAAP. If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, X and XI) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot

Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York City time) on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE TERM COMMITMENTS AND TERM LOANS

2.01 The Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed such Lender’s Term Commitment. The Closing Date Borrowings shall consist of Term Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate or Eurodollar Rate Loans, as further provided herein. Each Lender’s Term Commitment shall automatically terminate immediately and without further action upon the funding of the Borrowings on the Closing Date (after giving effect to the funding of such Lender’s Term Commitment).

2.02 The Borrowings.

(a) Subject to Section 2.12, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Rate Loan in accordance with the terms of this Agreement.

(b) Each Eurodollar Rate Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $100,000. Each Base Rate Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $100,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Term Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not be more than a total of ten Eurodollar Rate Borrowings outstanding under the Term Facility at any time.

(c) Each Borrowing shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent. Such notice must be given in the form of a Loan Notice and must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (i) in the case of a Eurodollar Rate Borrowing, three Business Days prior to the date of the requested Borrowing (except that for Eurodollar Rate Borrowings to be made on the Closing Date, such Loan Notice must only be received by the Administrative Agent two Business Days prior to the Closing Date) or (ii) in the case of a Base Rate Borrowing, one Business Day prior to the date of the requested Borrowing.

(d) Each Loan Notice shall specify the following information in compliance with this Section 2.02: (i) the aggregate amount of the requested Borrowing; (ii) the date of such requested Borrowing (which shall be a Business Day); (iii) whether such Borrowing is to be a Base Rate Borrowing or Eurodollar Rate Borrowing; (iv) in the case of a Eurodollar Rate Borrowing, the Interest Period selected therefor; and (vi) the location and number of the Borrower’s account to which funds are to be disbursed.

(e) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Term Facility. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than one hour after receipt of notice from the Administrative Agent on the Closing Date (as long as such notice is received prior to 1:30 p.m. (New York City time) on such day). Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(f) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to each Interest Period for the Term Loans upon determination of such interest rate.

(g) If no election as to the Type of a Borrowing is specified in the applicable Loan Notice, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

2.03 Prepayments.

(a) Optional. (i) The Borrower may, upon delivery to the Administrative Agent of a Prepayment Notice, voluntarily prepay the Term Loans, in whole or in part (together with all accrued interest on the principal amount of the Term Loans so prepaid), at any time without premium or penalty, subject to the provisions of Section 3.03.

(ii) Notice under this Section 2.03(a) must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the date of prepayment; and any prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment of the Term Loans pursuant to this Section 2.03(a) shall be applied to the Term Facility as directed by the Borrower and shall be paid to the Lenders under the Term Facility in accordance with their respective Applicable Percentages.

(b) Mandatory.

(i) Subject to clause (iv) of this Section 2.03(b), if the Borrower or any of its Restricted Subsidiaries Disposes of any property (other than any Disposition permitted under Section 7.05 (other than clause (d) thereof)) which results in the realization by such Person of Net Cash Proceeds or the Borrower or any of its Restricted Subsidiaries receives any Net Cash Proceeds of casualty insurance or condemnation awards, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of such Net Cash Proceeds (or in the case of a Restricted Subsidiary that is not directly or indirectly wholly owned by the Borrower, in such lesser amount of Net Cash Proceeds as are actually received by the Borrower or a wholly owned

Restricted Subsidiary of the Borrower), together with all accrued interest thereon and any additional amounts required pursuant to Section 3.03, such prepayment to occur (subject to the provisions below and to clause (iv) of this Section 2.03(b)) within 10 Business Days following receipt of such Net Cash Proceeds by such Person; provided, however, that, (x) with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.03(b)(i), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets, provided that, (i) within 180 days after the receipt of such Net Cash Proceeds, the Borrower or Restricted Subsidiary, as applicable, has reinvested the Net Cash Proceeds into operating assets or (ii) where such Net Cash Proceeds have not been reinvested within 180 days after the receipt of such Net Cash Proceeds, the Borrower or Restricted Subsidiary shall have entered into a binding agreement for such reinvestment and such reinvestment shall have been consummated within 180 days after entering into such reinvestment agreement (as certified by the Borrower in writing to the Administrative Agent); and (y) with respect to any Net Cash Proceeds of casualty insurance or condemnation awards, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such Net Cash Proceeds of casualty insurance or condemnation awards), and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Restricted Subsidiary may apply within 180 days after the receipt of such Net Cash Proceeds to replace or repair the equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received; and provided that any Net Cash Proceeds referred to above in (x) or (y) to be so reinvested shall be deposited in the Cash Collateral Account pending such reinvestment and, provided, further, that any amount referred to above in (x) or (y) which is not so reinvested within the time specified therein shall be applied as set forth in clause (iv) of this Section 2.03(b).

(ii) Subject to clause (iv) of this Section 2.03(b), upon the sale or issuance by the Borrower or any of its Restricted Subsidiaries of any of its Equity Interests (other than Excluded Issuances and any sales or issuances of Equity Interests to another Loan Party), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 50% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(iii) Subject to clause (iv) of this Section 2.03(b), upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness not permitted under Section 7.02, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(iv) Notwithstanding anything to the contrary herein, prepayments made and required to be made by the Borrower under this Section 2.03(b), together with repayments made and required to be made by the Borrower under Section 2.04, (a) prior to July 29, 2013 shall not exceed an aggregate amount of $155,000,000, (b) prior to July 29, 2014 shall not exceed an aggregate amount of $190,000,000, (c) prior to July 29, 2015 shall not exceed an aggregate amount of $225,000,000, and (d) prior to the Maturity Date shall not exceed an aggregate amount of $260,000,000.

(v) Each prepayment of Term Loans made prior to the Maturity Date pursuant to this Section 2.03(b) shall be applied, first, in direct order of maturities, to any principal repayment installments of the Term Facility that are due within 12 months after the date of such prepayment, second, on a pro rata basis, to the other principal repayment installments of the Term Facility, and shall be paid to the Lenders under the Term Facility in accordance with their respective Applicable Percentages.

2.04 Amortization and Repayment of Term Loans. Subject to Section 2.03(b)(iv), the Borrower shall repay to the Administrative Agent, for the ratable account of the Lenders, the aggregate principal amount of all Term Loans outstanding in consecutive semi-annual installments, as set forth below (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in the applicable provisions of Section 2.03); provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date:

Date	Term Loan Amortization Payment
June 30, 2013	$10,000,000
December 31, 2013	$10,000,000
June 30, 2014	$10,000,000
December 31, 2014	$10,000,000
June 30, 2015	$10,000,000
December 31, 2015	$10,000,000
June 30, 2016	$10,000,000
Maturity Date	$580,000,000

2.05 Interest Elections.

(a) The Term Loans comprising each Borrowing initially shall be of the Type specified in the applicable Loan Notice and, in the case of a Eurodollar Rate Borrowing, shall have the Interest Period specified in such Loan Notice. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Rate Borrowing, may elect the Interest Period therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing.

(b) Each such election pursuant to this Section 2.05 shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Interest Election Request in substantially the form of Exhibit L, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Administrative Agent (if immediately confirmed in writing by delivery of such a written Interest Election Request consistent with such telephonic notice) and must be received by the Administrative Agent not later than the time that a Loan Notice would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c) Each Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or Eurodollar Rate Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period therefor after giving effect to such election.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Rate Borrowing prior to the end of the Interest Period therefor, then, unless such Eurodollar Rate Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Eurodollar Rate Borrowing shall automatically be continued as, or converted to, as applicable, a Eurodollar Rate Borrowing with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall automatically be converted to a Base Rate Borrowing at the end of the Interest Period therefor.

2.06 Interest.

(a) Subject to the provisions of Section 2.06(b), (i) each Base Rate Loan under the Term Facility shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans under the Term Facility; and (ii) each Eurodollar Rate Loan under the Term Facility shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period therefor plus the Applicable Margin for Eurodollar Rate Loans under the Term Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the applicable Default Rate, to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at an interest rate per annum at all times equal to the applicable Default Rate, to the fullest extent permitted by applicable Laws.

(iii) While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate per annum at all times equal to the applicable Default Rate, to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, an upfront fee equal to 0.50% of the Aggregate Term Commitments. The upfront fee referred to in the preceding sentence shall be fully earned, due and payable in full on the Closing Date.

2.08 Computation of Interest and Fees. All fees and interest payable under this Agreement shall be computed (a) in the case of any Eurodollar Rate Loans, on the basis of a 360-day year (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), and (b) in the case of any Base Rate Loans, on the basis of a year of 365 days (or 366 days in a leap year), and in all cases shall be payable for the actual number of days elapsed. Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding for all purposes absent manifest error.

2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be presumptively conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Term Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, as applicable, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowings available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Borrower, the interest rate (including any Applicable Margin) otherwise applicable to the Term Loan. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Term Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 12.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 12.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.11 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation

2.12 Inability to Determine Rates. If prior to the commencement of the Interest Period for any Eurodollar Rate Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Rate Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, a Base Rate Borrowing and (ii) if any Loan Notice requests a Eurodollar Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

2.13 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.03.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the

Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, so long as the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, a Lender shall be entitled to request compensation for increased costs or expenses described in this Section 3.02(a) only to the extent it is the general practice or policy of such Lender to request such compensation from other borrowers under comparable facilities under similar circumstances.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitments of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.02 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.02 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 3.02 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03 Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly after such demand compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or (c) any assignment of such Lender’s Eurodollar Rate Loans pursuant to Sections 3.04 and/or 12.13 on a day other than the last day of the Interest Period therefor, including, in each case, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; provided that, for the avoidance of doubt, the Borrower shall not be obligated to compensate any Lender under this Section 3.03 for any loss of anticipated profits in respect of any of the foregoing.

3.04 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.02, or the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender (at the request of the Borrower) shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 12.13.

3.05 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Term Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with their Term Commitments under the Term Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 3.05(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

3.06 Survival. All of the Borrower’s obligations under this Article III shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Term Commitments and repayment, satisfaction or discharge of all other Obligations under this Agreement and the other Loan Documents.

ARTICLE IV

CONDITIONS PRECEDENT TO LOAN

4.01 Conditions of the Term Loans. The obligation of each Lender to make the Term Loans hereunder is subject to satisfaction of the following conditions precedent on the Closing Date:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, CSC Holdings or NMG Holdings, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of (w) this Agreement, (x) the Subsidiary Guaranty, (y) the Parent Guaranty and (z) the NMG Guaranty;

(ii) a Term Note executed by the Borrower in favor of each Lender requesting a Term Note;

(iii) a pledge and security agreement, in substantially the form of Exhibit H (together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.11, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably request in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the Term Loans, listing the financing statements then effective that name the Borrower or the Parent Guarantor as debtor,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may reasonably request in order to perfect the Liens created thereby, and

(E) evidence that all other action that the Administrative Agent may reasonably request in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

(iv) an intellectual property security agreement, in substantially the form of Exhibit I (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.11, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may reasonably request in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party, CSC Holdings and NMG Holdings as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party, CSC Holdings and NMG Holdings is a party or is to be a party;

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party, CSC Holdings and NMG Holdings is duly organized or formed, and that each Loan Party, CSC Holdings and NMG Holdings is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Materially Adverse Effect;

(vii) a certified copy of the LLC Agreement of the Borrower and equivalent organization or formation documents of CSC Holdings, NMG Holdings and each Loan Party;

(viii) a favorable opinion of Sullivan & Cromwell LLP, counsel to the Loan Parties, CSC Holdings and NMG Holdings addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit J and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(ix) a certificate of a Responsible Officer of each Loan Party, CSC Holdings and NMG Holdings either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Person of the Transaction and the execution, delivery and performance by such Person and the validity against such Person of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x) (A) not less than ten days prior to the Closing Date, or such lesser period prior to the Closing Date as may be agreed to by the Administrative Agent, the Audited Financial Statements and (B) unaudited financial statements of the Parent Guarantor for any interim quarterly periods that have ended since the date of the most recent of such audited financial statements at least 45 days prior to the Closing Date;

(xi) a certificate signed by a Responsible Officer of the Borrower certifying that since June 24, 2012 there has been no Material Adverse Effect (as defined in the Formation Agreement);

(xii) a certificate attesting to the Solvency of the Parent Guarantor and the Borrower, taken as a whole, after giving effect to the Transaction and the incurrence of Indebtedness related thereto), from a senior financial officer of the Parent Guarantor;

(xiii) certified copies of each of the Related Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request; and

(xv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent and the Joint Leads on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) The Borrower shall have paid all reasonable out of pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Borrower shall have paid to each Existing Lender under the Existing Credit Agreement (or to the Existing Agent on behalf of such Existing Lenders, for further payment to each such Existing Lender on the Business Day immediately following the Closing Date) all principal, all interest accrued through the Closing Date and all other amounts due and owing to such Existing Lenders under the Existing Credit Agreement (including, without limitation, all losses, costs and expenses to which it is entitled pursuant to Article III and Section 12.04 of the Existing Credit Agreement).

(e) The Administrative Agent shall have received each Fee Letter, in each case executed by each party thereto.

(f) The Administrative Agent and the Lenders shall have received, in form and substance reasonably satisfactory to them, the documentation and other information reasonably requested by the Administrative Agent or any Lenders in connection with applicable “know your customer” rules and regulations and Anti-Terrorism Laws, in each case at least three days prior to the Closing Date.

(g) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of the Term Loans, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(h) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower and the Parent Guarantor represent and warrant as of the Closing Date to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. The Borrower is a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to transact business and is in good standing in all jurisdictions in which such qualification is necessary in view of the properties and assets owned and presently intended to be owned and the business transacted and presently intended to be transacted by it except for qualifications the lack of which, singly or in the aggregate, have not had and would not reasonably be expected to have a Materially Adverse Effect, and each of the Borrower and the Restricted Subsidiaries has full power, authority and legal right to perform its obligations under this Agreement, the Term Notes and the other Loan Documents to which it is a party.

5.02 Subsidiaries; Affiliates; Loan Parties. Schedule 1.01 contains a complete and correct list, as at the Closing Date, of all Subsidiaries of the Borrower and a description of the legal nature of such Subsidiaries (including, with respect to each Subsidiary, the address of its principal place of business and its U.S. taxpayer identification number), the nature of the ownership interests (shares of stock or general or limited partnership or other interests) in such Subsidiaries and the holders of such interests and, except as disclosed to the Lenders in writing prior to the Closing Date, the Borrower and each of its Restricted Subsidiaries owns all of the ownership interests of its Subsidiaries indicated in such Schedules as being owned by the Borrower or such Restricted Subsidiary, as the case may be, free and clear of all Liens except those created under the Collateral Documents, and all such ownership interests are validly issued and, in the case of shares of stock, fully paid and non-assessable.

5.03 Authorization; No Contravention. The execution, delivery and performance by each of the Borrower and the Restricted Subsidiaries of each Loan Document and Related Document to which it is a party, and the Term Loans hereunder, have been duly authorized by all necessary corporate or other organizational action and do not and will not: (a) violate any Law currently in effect (other than violations that, singly or in the aggregate, have not had and would not reasonably be expected to have a Materially Adverse Effect), or any provision of any of the Borrower’s or the Restricted Subsidiaries’ respective charters, by-laws or membership agreements presently in effect; (b) conflict with or result in the breach of, or constitute a default or require any consent (except for the consents described on Schedule 5.03 hereto, each of which has been duly obtained) under, or require any payment to be made (other than in the case of Contractual Obligations that are satisfied and terminated in full on the Closing Date concurrently with the consummation of the Transaction) under (i) any Contractual Obligation to which the Borrower or any of the Restricted Subsidiaries is a party or their respective properties may be bound or affected or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any of the Restricted Subsidiaries or their respective properties are subject (in each case under Section 5.03(b)(i) and (ii), other than any conflict, breach, default or required consent that, singly or in the aggregate, have not had and would not reasonably be expected to have a Materially Adverse Effect); or (c) except as provided under any Loan Document, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Borrower or any of the Restricted Subsidiaries.

5.04 Financial Statements. The Borrower has, pursuant to Section 4.01(a)(x), furnished to each Lender prior to the Closing Date:

(a) the Audited Financial Statements; and

(b) the unaudited financial statements of the Parent Guarantor for any interim quarterly periods that have ended since the most recent of such Audited Financial Statements and at least 45 days prior to the Closing Date.

All financial statements referred to above in clauses (a) and (b), (i) are complete and correct in all material respects (subject, in the case of the unaudited financial statements referred to above, to year-end and audit adjustments), (ii) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) fairly present the consolidated financial condition of the Parent Guarantor as at the respective dates of the balance sheets included in such financial statements and the results of operations of such entity or groups of entities for the respective periods ended on said dates.

None of the Borrower and its Restricted Subsidiaries had on any of said dates any material contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments or operations which are substantial in amount, except as referred to or reflected or provided for in said financial statements of the Borrower and its consolidated Restricted Subsidiaries as at said respective dates or as disclosed to the Lenders in writing prior to the Closing Date and except as would not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect. Except as disclosed to the Lenders in writing prior to the Closing Date, since June 24, 2012, there has been no change in the financial condition (from that shown by the respective balance sheets as at June 24, 2012 included in said financial statements) of the businesses or operations of the Borrower and the Restricted Subsidiaries taken as a whole except for changes that would not reasonably be expected to have a Materially Adverse Effect (after giving effect to the Indebtedness contemplated to be incurred on the Closing Date and the use of proceeds thereof).

5.05 Litigation; Compliance with Laws. There are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Borrower or any Restricted Subsidiary threatened, against the Borrower or any Restricted Subsidiary or any of their respective properties or assets, before any court or arbitrator or by or before any Governmental Authority that, singly or in the aggregate, would reasonably be expected to have a Materially Adverse Effect. None of the Borrower nor any Restricted Subsidiary is in default under or in violation of or with respect to any Laws or any writ, injunction or decree of any court, arbitrator or Governmental Authority except for minor defaults which, if continued unremedied, would not reasonably be expected to have a Materially Adverse Effect.

5.06 Titles and Liens. Except as set forth on Schedule 5.06, each of the Borrower and the Restricted Subsidiaries has good title to its properties and assets, free and clear of all Liens except those permitted by Section 7.01 hereof.

5.07 Regulation U; Investment Company Act.

(a) None of the proceeds of the Term Loans shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. If requested by any Lender, the Borrower will furnish to the Lenders statements in conformity with the requirements of Regulation U.

(b) None of the Borrower, the Parent Guarantor, NMG Holdings, or any Restricted Subsidiary of the Borrower is registered or is required to be registered as an “investment company” under the Investment Company Act.

5.08 Taxes. Each of the Borrower and the Restricted Subsidiaries has filed all Federal, state and other material tax returns which are required to be filed under any law applicable thereto except such returns as to which the failure to file, singly or in the aggregate, has not had and would not reasonably be expected to have a Materially Adverse Effect, and has paid, or made provision for the payment of, all Taxes shown to be due pursuant to said returns or pursuant to any assessment received by the Borrower or any of the Restricted Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or as to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Materially Adverse Effect.

5.09 Full Disclosure. None of the financial statements referred to in Section 5.04 hereof, certificates or any other written statements delivered by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender contains, as at the Closing Date, any untrue statement of a material fact nor do such financial statements, certificates and such other written statements, taken as a whole, omit to state a material fact necessary to make the statements contained therein in light of the known conditions under which they were made not misleading.

5.10 No Default. None of the Borrower nor any Restricted Subsidiary thereof is in default in the payment or performance or observance of any Contractual Obligation, which default, either alone or in conjunction with all other such defaults, has had or would reasonably be expected to have a Materially Adverse Effect.

5.11 Approval of Regulatory Authorities. Except as set forth on Schedule 5.03 hereto, no approval or consent of, or filing or registration with, any Governmental Authority is required in connection with (a) the execution, delivery and performance by, or enforcement against the Borrower or any of the Restricted Subsidiaries of any Loan Document or Related Document to which it is a party or for the consummation of the Transaction, (b) the grant by the Borrower or any Restricted Subsidiary that is a Guarantor of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents. All approvals, consents, filings, registrations or other actions described in Schedule 5.03 have been duly obtained, taken, given or made and are in full force and effect (other than as set forth in Schedule 5.03).

5.12 Binding Agreements. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, the legal, valid and binding obligations of each of the Borrower and the Restricted Subsidiaries which is a party thereto, enforceable in accordance with their respective terms (except for limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equitable principles).

5.13 Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured (which insurance may be maintained by CSC Holdings on behalf of the Borrower and its Restricted Subsidiaries) with reputable insurance companies not Affiliates of CSC Holdings or the Borrower (except for captive insurance companies), in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates, except to the extent that any failure to do so would not reasonably be expected to have a Materially Adverse Effect.

5.14 ERISA Compliance. The assets and liabilities of the Business that were contributed to or assumed by the Borrower pursuant to the Formation Agreement excluded the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA) maintained by Tribune or Tribune’s ERISA Affiliates, except that (i) Tribune agreed to continue to provide benefits under certain of its welfare benefit plans and defined contribution plans to employees of the Business through the end of 2008 (or a period of 180 days from closing if longer) and the Borrower agreed to reimburse Tribune for the cost of such benefits, (ii) Borrower assumed accrued but unpaid vacation liabilities, (iii) Borrower agreed to accept a trust-to-trust transfer to one or more of its defined contribution plans and (iv) Borrower assumed the applicable collective bargaining agreements. As of the Closing Date, except that would not reasonably be expected to have a Materially Adverse Effect, neither the Borrower nor any ERISA Affiliate has, as a result of maintaining or terminating a Plan or Multiemployer Plan prior to the Closing Date, (i) incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan, (ii) incurred, or reasonably expects to incur, any liability under Section 4201 of ERISA with respect to a Multiemployer Plan or Section 4243 with respect to a Plan, or (iii) engaged in a transaction during the past five years that could be subject to Section 4069 or 4212(c) of ERISA.

5.15 Intellectual Property. The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the registered trademarks, service marks, trade names, copyrights, and patents embodied in the Collateral that are material for the operation of their respective businesses, (collectively, “IP Rights”), and Schedule 5.15 sets forth a complete and accurate list of all such IP Rights. To the knowledge of the Borrower, the IP Rights do not infringe upon any intellectual property rights held by any other Person. Except as set forth on Schedule 5.15, there is not now pending nor, to the knowledge of the Borrower, since the date of the Formation Agreement, has there been threatened any action, suit, arbitration or proceeding to contest, oppose, cancel or otherwise challenge the validity, ownership, enforceability or use of any of the IP Rights that remains unresolved, which, either individually or in the aggregate, would reasonably be expected to have a Materially Adverse Effect.

5.16 Solvency. The Parent Guarantor and the Borrower, taken as a whole, after giving effect to the Transaction and the incurrence of Indebtedness related thereto, are Solvent.

5.17 Casualty, Etc. Neither the businesses nor the properties of any of the Borrower or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Materially Adverse Effect.

5.18 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the Borrower and the Restricted Subsidiaries that are Guarantors in the Collateral described therein. Except for filings completed prior to the Closing Date or as otherwise contemplated hereby or by the Collateral Documents, no filing or other action will be necessary to perfect such Liens.

5.19 Environmental Compliance. Except as set forth on Schedule 5.19 and with such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Materially Adverse Effect:

(i) (A) the business of the Borrower and the Restricted Subsidiaries is in compliance with all applicable Environmental Laws; and (B) the Real Property (as used in this Section 5.19, such term shall have the meaning specified in the Formation Agreement) is in compliance with all applicable Environmental Laws;

(ii) (A) to the knowledge of the Borrower and the Restricted Subsidiaries, there are no underground storage tanks on any of the Real Property, and (B) no Hazardous Materials have been spilled or released in, on or under any of the Real Property in an amount that would trigger a reporting or remediation obligation under current Environmental Laws;

(iii) neither the Borrower nor any of the Restricted Subsidiaries have received any written notice, order, directive, claim or demand from any Governmental Authority with respect to any actual or potential liability under Environmental Laws on the part of the Borrower or any Restricted Subsidiary in connection with the business of the Borrower and the Restricted Subsidiaries that remains outstanding;

(iv) none of the Borrower or any of the Restricted Subsidiaries nor any of their respective predecessors is currently in any negotiations, agreements or undertakings with any Person relating to any cleanup of Hazardous Materials on the Real Property or otherwise relating to the business of the Borrower and the Restricted Subsidiaries;

(v) no Hazardous Materials generated by the Borrower or any of the Restricted Subsidiaries in connection with the business of the Borrower and the Restricted Subsidiaries are the subject of a written claim or demand from any third party;

(vi) no actions or proceedings are pending or, to the knowledge of the Borrower, threatened, to revoke, modify or terminate any permit issued to the Borrower or any Restricted Subsidiary under Environmental Laws; and

(vii) with respect to the business of the Borrower and the Restricted Subsidiaries, neither the Borrower nor the Restricted Subsidiaries are the subject of any outstanding written notice, order or Contractual Obligation with any Governmental Authority or other Person relating to the business of the Borrower and the Restricted Subsidiaries regarding Environmental Laws.

5.20 Other Credit Agreements. Schedule 5.06 (Existing Liens) and Schedule 7.02 (Outstanding Indebtedness) contain complete and correct lists, as at September 23, 2012, of all credit agreements, indentures, purchase agreements, obligations in respect of letters of credit, guarantees and other instruments presently in effect (including Capitalized Lease Obligations) providing for, evidencing, securing or otherwise relating to any Indebtedness of the Borrower and the Restricted Subsidiaries in a principal or face amount equal to $1,000,000 or more and such lists correctly set forth the names of the debtor or lessee and creditor or lessor with respect to the Indebtedness outstanding or to be outstanding thereunder, the rate of interest or rentals, a description of any security given or to be given therefor, and the maturity or maturities or expiration date or dates thereof.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Term Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall cause each Restricted Subsidiary to:

6.01 Financial Statements; Certificates and Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) Beginning with the fiscal quarter of the Borrower ended September 23, 2012, as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower: (A) consolidated statements of operations of the Parent Guarantor, the Borrower and the Restricted Subsidiaries, taken together, for such quarter and for the period from the beginning of such fiscal year to the end of such quarter and (B) the related consolidated balance sheets and consolidated cash flow statements of the Parent Guarantor, the Borrower and the Restricted Subsidiaries, taken together, as at the end of such quarter (which financial statements (other than statements of cash flows), beginning with the fiscal quarter of the Borrower ended September 23, 2012, shall set forth in comparative form the corresponding figures as at the end of and for the corresponding quarter in the preceding fiscal year) all in reasonable detail and accompanied by (x) a certificate in the form of Exhibit D-1 hereto of a senior financial executive of the Parent Guarantor, certifying such financial statements as fairly presenting the financial condition and results of operations of the respective entities covered thereby in accordance with GAAP, excluding accompanying footnotes to the consolidated financial statements and subject, however, to year-end and audit adjustments, which certificate shall include a statement that the senior financial executive signing the same has no knowledge, except as specifically stated, that any Event of Default has occurred and is continuing and (y) management’s discussion and analysis of results of operations for the period covered thereby.

(b) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower: (A) consolidated audited statements of operations of the Parent Guarantor, the Borrower and the Restricted Subsidiaries, taken together, for such fiscal year and (B) the related consolidated balance sheets and cash flow statements of the Parent Guarantor, the Borrower and the Restricted Subsidiaries, taken together, as at the end of such fiscal year (which financial statements (other than cash flow statements) shall set forth in comparative form the corresponding figures as at the end of and for the preceding fiscal year), all in reasonable detail and prepared in accordance with GAAP and accompanied by (x) to the extent available, an opinion of a Registered Public Accounting Firm of nationally recognized standing selected by the Borrower and reasonably acceptable to the Required Lenders as to said consolidated financial statements of the Parent Guarantor, the Borrower and the Restricted Subsidiaries and a certificate of such accountants stating that, in making the examination necessary for said opinion, they obtained no knowledge, except as specifically stated, of any failure by the Parent Guarantor, the Borrower or any Restricted Subsidiaries to perform or observe any of its covenants relating to financial matters in this Agreement, (y) a certificate in the form of Exhibit D-2 hereto of a senior financial executive of the Borrower stating that such financial statements are correct and complete and fairly present the financial condition and results of operations of the respective entities covered thereby as at the end of and for such fiscal year and that the executive signing the same has no knowledge, except as specifically stated, that any Event of Default has occurred and is continuing and (z) management’s discussion and analysis of results of operations for the period covered thereby.

(c) Promptly after their becoming available, copies of financial statements and reports which CSC Holdings shall have sent to the holders of notes under the CSC Holdings Indenture or which the Parent Guarantor shall have received as a holder of the Cablevision Notes, and copies of all regular and periodic reports, if any, which the Borrower or any Restricted Subsidiary shall have filed with the SEC, or any governmental agency substituted therefor, or with any national securities exchange.

(d) [Reserved].

(e) As soon as practicable and in any event within ten days after any senior executive of the Borrower or any Restricted Subsidiary or of any general partner of any Restricted Subsidiary shall have obtained knowledge of the occurrence of a Default, a statement describing such Default and the action which is proposed to be taken with respect thereto.

(f) From time to time, with reasonable promptness, such further information regarding the business, affairs and financial condition of the Borrower or any of the Restricted Subsidiaries or any of their respective Affiliates or other affiliates as the Administrative Agent or any Lender, through the Administrative Agent, may reasonably request.

(g) Concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), a list of any new, or redesignation with respect to, Restricted Subsidiaries and Unrestricted Subsidiaries.

(h) Within 30 days after each June 30 and December 31, beginning with December 31, 2012, a Compliance Certificate from the Borrower, duly completed and signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, certifying that the Borrower is in compliance with Section 7.10 as of such June 30 or December 31.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower, CSC Holdings or Cablevision posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent, each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials not otherwise publicly filed with the SEC that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.02 Taxes and Claims. Each of the Borrower and the Restricted Subsidiaries will pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any properties or assets belonging to it and all other lawful claims which, if unpaid, could be reasonably expected to become a Lien (other than Liens permitted pursuant to Section 7.01) upon the property of the Borrower or any of the Restricted Subsidiaries, provided that none of the Borrower or the Restricted Subsidiaries shall be required to pay any such Tax, fee or other claim as to which the Borrower or the Restricted Subsidiaries have a good faith basis to believe is not due and owing and, to the extent then appropriate, the payment thereof is being contested in good faith and by proper proceedings, provided that it maintains adequate reserves in accordance with GAAP with respect thereto.

6.03 Insurance. Each of the Borrower and the Restricted Subsidiaries (or CSC Holdings on behalf of the Borrower and the Restricted Subsidiaries) will maintain insurance issued by financially sound and reputable insurance companies with respect to its properties and business in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower or such Restricted Subsidiary operates. The Borrower will furnish to any Lender, upon the request of such Lender from time to time, full information as to the insurance maintained in accordance with this Section 6.03.

6.04 Maintenance of Existence; Conduct of Business. Each of the Borrower and the Restricted Subsidiaries will preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, and all of its rights, privileges, licenses and franchises, except (i) where a failure to do so, individually or in the aggregate, would not be reasonably expected to have a Materially Adverse Effect or (ii) pursuant to a Permitted Restricted Subsidiary Transaction.

6.05 Maintenance of and Access to Properties. Each of the Borrower and the Restricted Subsidiaries will maintain, preserve and protect its properties and assets necessary in its business in good working order and condition, ordinary wear and tear excepted and except where a failure to do so, individually or in the aggregate, would not be reasonably expected to have a Materially Adverse Effect, and will permit representatives of the respective Lenders to visit and inspect such properties, and to examine and make extracts from its books and records, during normal business hours.

6.06 Compliance with Laws. Each of the Borrower and the Restricted Subsidiaries will comply with the requirements of all applicable Laws (including but not limited to Environmental Laws) and all orders, writs, injunctions and decrees of any Governmental Authority, a breach of which Laws, orders, writs, injunctions or decrees would be reasonably expected to have, individually or in the aggregate, a Materially Adverse Effect, except where contested in good faith and by proper proceedings if it maintains adequate reserves in accordance with GAAP with respect thereto.

6.07 Litigation. Each of the Borrower and the Restricted Subsidiaries will promptly give to the Administrative Agent notice in writing (and the Administrative Agent will notify each Lender) of all actions, suits, proceedings, claims or disputes before any courts, arbitrators or Governmental Authority against it or, to its knowledge, otherwise affecting it or any of its respective properties or assets, except actions, suits, proceedings, claims or disputes which would not be reasonably expected to, individually or in the aggregate, have a Materially Adverse Effect. Following the initial notice of each such action, suit, proceeding, claim or dispute, supplementary notices of all material developments in respect thereof shall be given from time to time in like manner. The parties hereby acknowledge that the prompt notice required by this Section 6.07 shall be satisfied by public reporting of such actions, suits, proceedings, claims or disputes by the Borrower, CSC Holdings or Cablevision with the SEC in a filing made pursuant to Securities Laws.

6.08 Subsidiaries. The Borrower may, at any time, designate any Subsidiary that is acquired or created after the Closing Date as an Unrestricted Subsidiary by prior written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a newly formed or acquired Subsidiary as an Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default exists or would result therefrom, (b) such Subsidiary does not own any capital stock or Indebtedness of, or own or hold a Lien on any property of CSC Holdings, NMG Holdings, the Parent Guarantor, the Borrower or any other Restricted Subsidiary of the Borrower that is not a subsidiary of the Subsidiary to be so designated, and (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments permitted by, and in compliance with, Section 7.03(h) with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to Section 7.03(h); provided that at the time of the initial Investment, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of the Borrower, (ii) no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation, (iii) there shall be Liquidity of at least $25,000,000 after giving effect to such Subsidiary Redesignation and based on the good faith projections prepared by the Borrower for the period from the date of the Subsidiary Redesignation to the later of the subsequent June 30 and December 31, the Borrower shall be in compliance with Section 7.10 on each of June 30 and December 31 following the date of such Subsidiary Redesignation, (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations required by the preceding clause (iii), and (vi) any Unrestricted Subsidiary subject to a Subsidiary Redesignation or any Subsidiary formed or acquired as a Restricted Subsidiary may not thereafter be designated as an Unrestricted Subsidiary. Notwithstanding anything to the contrary herein, as of the Closing Date, all subsidiaries of the Borrower shall be deemed to be Restricted Subsidiaries.

6.09 Books and Records. (a) Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and material matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) except to the extent failure to do so would not reasonably be expected to have a Materially Adverse Effect, maintain such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Use of Proceeds. Use the proceeds of the Term Loans (i) to finance the Transaction, and (ii) for general corporate purposes not in contravention of any Law or of any Loan Document.

6.11 Covenant to Guarantee Obligations and Give Security. Upon (x) the formation or acquisition of any new direct or indirect wholly-owned Subsidiary (other than an Unrestricted Subsidiary, any CFC or a Subsidiary that is held directly or indirectly by a CFC) by any Loan Party or (y) the acquisition of any property by any Loan Party if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:

(a) within 30 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation or acquisition, cause such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Borrower’s obligations under the Loan Documents,

(b) within 30 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary or such newly-acquired property, in detail reasonably satisfactory to the Administrative Agent,

(c) within 45 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation or acquisition, cause such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent Supplemental Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (or in substantially the form attached to the Security Agreement, if applicable) (including delivery of all Pledged Interests in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)),

(d) within 60 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation or acquisition, cause such Subsidiary (if it has not already done so) to take any actions required under the Security Agreement (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be reasonably requested by the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties subject to the Supplemental Collateral Documents delivered pursuant to this Section 6.11, and

(e) as promptly as practicable after such formation or acquisition in the case of any Material Real Property, deliver, upon the request of the Administrative Agent in its reasonable discretion, to the Administrative Agent the items specified on Exhibit D to the Security Agreement.

6.12 Further Assurances and Post-Closing Covenant.

(a) Promptly upon written request of the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (A) comply with the Loan Documents, (B) to the fullest extent permitted by applicable Law, subject any of the Collateral covered by any of the Collateral Documents to the Liens in favor of the Administrative Agent for the benefit of the Lenders, and (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens created thereunder.

(b) Deliver to Administrative Agent, within the applicable time periods set forth therein (which periods may be extended by up to an additional 30 days by the Administrative Agent in its sole discretion), in form and substance reasonably satisfactory to Administrative Agent, the items described on Schedule 6.12 hereto. All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the required time periods, rather than as elsewhere provided in the Loan Documents); provided, that (i) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 6.12 (and Schedule 6.12) and (ii) all representations and warranties relating to the Collateral Documents shall be required to be true in all material respects immediately after the actions required to be taken by this Section 6.12 (and Schedule 6.12) have been taken (or were required to be taken).

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Term Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Restricted Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document, Secured Hedge Agreement or Secured Cash Management Agreement;

(b) Liens securing indebtedness permitted under Section 7.02(h) and Liens existing on the Closing Date and listed on Schedule 5.06 and any renewals or extensions thereof, provided that (i) the property (or, so long as the value of the subject property is not materially increased, type of property) covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by clause (e) of Section 7.02, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by clause (e) of Section 7.02;

(c) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

(d) Liens imposed by Law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(e) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), public or statutory obligations, surety and appeal bonds, contested taxes or import duties, or for the payment of rent, and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, survey exceptions, reservations, rights of others for rights of way, sewers, electric lines, telegraph and telephone lines, zoning and other restrictions and other similar encumbrances affecting real property or liens incidental to the conduct of the business of the Borrower or any Restricted Subsidiary or to the ownership of its properties (i) incurred in the ordinary course of business, (ii) not incurred in connection with Indebtedness or other extension of credit, and (iii) which, in the aggregate, do not materially detract from the value of the property subject thereto or materially impair its use in the operation of the business of the applicable Person;

(h) Liens securing judgments or awards for the payment of money not constituting an Event of Default under Section 9.01(g);

(i) Liens securing Indebtedness permitted under Section 7.02(g); to the extent such liens attach only to the property acquired with or subject to such Indebtedness;

(j) shared Liens on Collateral having a priority equal to or less than the priority granted under the Loan Documents or securing Indebtedness incurred under a revolving credit facility; provided that the Administrative Agent shall be a party to an intercreditor agreement pertaining to collateral sharing issues containing terms equivalent to those in effect in the then current market, as reasonably determined by the Administrative Agent) (collectively, “Permitted Senior Indebtedness”);

(k) Liens existing on property or assets prior to the acquisition thereof and not incurred in contemplation of the acquisition, by the Borrower or any Restricted Subsidiary pursuant to Investments permitted under the provisions of Section 7.03 if such Lien does not extend to any other assets or property of the Borrower or any Restricted Subsidiary;

(l) Liens on cash, Cash Equivalents, and other funds or securities on deposit or maintained with a depository institution, broker-dealer, securities or commodities broker or other financial intermediary, in each case arising in the ordinary course of business by operation of applicable Law;

(m) Liens consisting of purchase money security interests, reclamation rights and similar statutory rights arising by operation of applicable Law in favor of the seller of goods to the Borrower or any Restricted Subsidiary so long as such Liens secure only the purchase price of and apply only to the goods or other property sold;

(n) Liens on property securing Indebtedness permitted under Section 7.02(c);

(o) Liens in favor of issuers of performance bonds issued pursuant to the request of and for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business; provided that such Liens do not extend to a material portion of the Collateral;

(p) licenses of Intellectual Property Collateral (as defined in the Security Agreement) in the ordinary course of business, sublicenses of licenses for Patents, Trademarks, Trade Secrets and Copyrights (each as defined in the Security Agreement) in the ordinary course of business and any restrictions on assignability and transferability and/or on use of Patents, Trademarks, Trade Secrets and Copyrights contained in any licenses therefor in the ordinary course of business; and

(q) Liens (i) created in the ordinary course of business and customary in the relevant industry or (ii) not otherwise permitted by this Section 7.01, so long as the aggregate outstanding principal amount of the obligations secured by (i) and (ii) above does not exceed (as to the Borrower and all Restricted Subsidiaries) $10,000,000 at any one time outstanding.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Permitted Subordinated Indebtedness for borrowed money, not having amortization nor maturing prior to 91 days after the Maturity Date, and in a principal amount aggregating at any one time not more than $100,000,000 to be used for Investments permitted under Section 7.03(g);

(b) Permitted Senior Indebtedness in an aggregate amount not to exceed $50,000,000 at any time;

(c) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a Restricted Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement, (ii) if owed to a Restricted Subsidiary that is not a Guarantor, be on the same subordination terms as those contained in the Subsidiary Guaranty and (iii) if owed to the Borrower or a Restricted Subsidiary, be otherwise permitted under the provisions of Section 7.03;

(d) Indebtedness under the Loan Documents;

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 in an aggregate amount not to exceed $2,500,000 at any time outstanding, and any refinancings, refundings, renewals or extensions thereof; provided that the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(f) Guarantees of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Restricted Subsidiary;

(g) Indebtedness in respect of Capitalized Lease Obligations and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(h) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the Closing Date, which Indebtedness, in the case of a Restricted Subsidiary, is existing at the time such Person becomes a Restricted Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of the Borrower), and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Subsidiaries that are obligors thereunder, or to the Lenders, than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(i) Indebtedness under or reimbursement obligations in respect of letters of credit and bankers acceptances issued for performance, surety, appeal or indemnity bonds or in respect of workers compensation or other statutory obligations incurred in the ordinary course of business;

(j) Indebtedness arising from netting services, overdraft protection, cash management services, AHC services, endorsements or instruments and other items for deposit in the ordinary course of business;

(k) Indebtedness permitted under the provisions of Section 7.03;

(l) trade payables and other liabilities (including claims for labor, materials and supplies) accrued or incurred in the ordinary course of business other than through the borrowing of money;

(m) accruals, claims or amounts not yet delinquent under employment or consulting agreements, for wages, health, vacation and other benefits, or in respect of benefit plans or programs, including accrued expenses, pension liabilities, deferred compensation, bonus plans, option plans, medical, dental, health and other plans providing benefits to employees;

(n) judgments or awards for the payment of money not constituting an Event of Default under Section 9.01(g);

(o) amounts due on delinquent accounts payable which are being contested in good faith if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(p) Indebtedness incurred as consideration for any acquisition permitted hereunder and consisting solely of a deferred or contingent obligation to deliver Equity Interests in the Parent Guarantor or any direct or indirect parent of the Parent Guarantor or any Guarantee by the Borrower of any obligation to the extent such obligation can be satisfied (at the option of the Borrower) by the delivery of Equity Interests in the Parent Guarantor or any direct or indirect parent of the Parent Guarantor;

(q) obligations under or in respect of interest rate Swap Contracts entered into by such Person in the ordinary course of business not for speculative purposes; and

(r) obligations under contracts providing for the acquisition of or provision of goods or services (including leases or licenses of property) incurred in the ordinary course of business for which the Borrower or any of its Restricted Subsidiaries may be jointly and severally liable with other Subsidiaries of the Borrower as to which costs are allocated (as among the Borrower and its Subsidiaries) based on cost, usage or other reasonable method of allocation; provided that the undertaking of such liabilities are not intended as a guaranty or other credit support of such obligations.

7.03 Investments. Make or hold any Investments, except:

(a) Investments by the Borrower and its Subsidiaries in the form of Cash Equivalents or short term marketable securities.

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, and (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the Closing Date (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08;

(g) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be a Restricted Subsidiary wholly-owned directly by the Borrower or one or more of its wholly-owned Restricted Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

(i) any such newly-created or acquired Subsidiary shall be a Restricted Subsidiary and shall comply with the requirements of Section 6.11;

(ii) the lines of business of the Person to be (or the property which is to be) so purchased or otherwise acquired shall be substantially the same lines of business or reasonable extensions thereof as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iii) such purchase or other acquisition shall not include or result in any contingent liabilities that would reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(v) the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(h) Investments by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed $40,000,000 at any time outstanding; provided that, with respect to each Investment made pursuant to this Section 7.03(h):

(i) any determination of the amount of such Investment shall include all cash consideration plus assumptions of debt, liabilities and other obligations in connection therewith) paid or assumed by the Borrower and its Restricted Subsidiaries in connection with such Investment; and

(ii) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby; and

(i) Investments made out of the Available Amount less any amount of Restricted Payments made pursuant to Section 7.06(d), so long as (A) immediately before and after giving effect to any such Investment, no Default shall have occurred and be continuing, (B) immediately after giving pro forma effect to such Investment, the Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby, and (C) the Borrower shall have $25,000,000 of unrestricted cash available.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a) any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Loan Party (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Restricted Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (upon voluntary liquidation or otherwise) to (i) another Restricted Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d) the Borrower and its Subsidiaries may consummate the Transaction;

(e) in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) in the case of a merger to which a wholly owned Subsidiary of the Borrower is a party, the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower and (ii) in the case of any merger to which any Loan Party (other than the Borrower) is a party, a Loan Party is the surviving Person; and

(f) any of the Borrower’s Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in the case of any such merger to which any Loan Party (other than the Borrower) is a party, a Loan Party is the surviving Person.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or (iii) such property is no longer used or useful in the ordinary course of business;

(b) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Restricted Subsidiary, the transferee thereof must either be the Borrower or a Restricted Subsidiary; provided, further that if the transferor is a Guarantor, the transferee must be either the Borrower or a Guarantor;

(c) Dispositions permitted by Section 7.04;

(d) Dispositions not otherwise permitted under clauses (a), (b) or (c) above, provided that (i) no Event of Default has occurred or would result therefrom, and (ii) the purchase price of the asset being Disposed of is payable in not less than 75% cash; provided, however, that any Disposition pursuant to Section 7.05(d) shall be for the fair market value of such asset;

(e) Dispositions of property, whether now owned or hereafter acquired, that is obsolete, worn out, damaged, surplus or otherwise no longer used or useful in the ordinary course of business;

(f) Dispositions of Cash Equivalents, inventory or other current assets in the ordinary course of business;

(g) sales or other Dispositions without recourse and in the ordinary course of business of overdue or disputed accounts receivable in connection with the compromise or collection thereof;

(h) the licensing or sublicensing of intellectual property rights and other transfers of copyrighted material in the ordinary course of business; and

(i) the settlement of tort or other litigation claims, provided that if any such settled claim shall have a value or potential claim in excess of $5,000,000, the board of directors or similar governing entity of the Borrower determines it to be fair and reasonable in light of the circumstances;

and provided, further, that no Disposition will be permitted of any of the following assets: (A) Newsday or its related website www.newsday.com, and (B) the Cablevision Notes except to the extent permitted under Section 7.18.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) the Borrower may pay management fees or enter into or permit to exist any agreement or arrangement for the payment of management fees, so long as such fees are expressly subordinated to the Term Facility and so long as such management fees do not, in the aggregate, exceed $15,000,000 in any calendar year;

(b) the Borrower may pay guarantee fees pursuant to guarantees permitted under Section 7.02(f), or enter into or permit to exist any agreement or arrangement for the payment of guarantee fees, so long as such fees are expressly subordinated to the Term Facility and so long as such guarantee fees do not, in the aggregate, exceed $1,000,000 at any time;

(c) the Borrower may make Restricted Payments to allow Newsday Holdings LLC to pay taxes in an aggregate amount not to exceed the amount the Borrower would be obligated to pay if such Borrower were not a pass-through entity and were a taxpayer entity; and

(d) so long as immediately after giving pro forma effect to such Restricted Payment, the Borrower shall be in pro forma compliance with the covenant set forth in Section 7.10 such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Restricted Payment had been consummated as of the first day of the fiscal period covered thereby, the Borrower may make Restricted Payments from the Available Amount, less any Investments made pursuant to Section 7.03(i).

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business substantially related or incidental thereto, other than reasonable extensions thereof.

7.08 Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Borrower that is not CSC Holdings or a CSC Holdings Restricted Subsidiary, having a value, or for consideration having a value, in excess of $10,000,000 individually or in the aggregate unless the board of directors (or the persons duly authorized to perform similar functions) of the Borrower or such Restricted Subsidiary shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated Person. For purposes of clarification, this Section 7.08 shall not apply to any Restricted Payment permitted by Section 7.06.

7.09 Payment Restrictions Affecting Subsidiaries. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the Closing Date and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Minimum Liquidity. Fail to maintain, as of each June 30 and December 31, Liquidity of at least $25,000,000.

7.11 Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of the conduct of its business as permitted by Section 7.07, which shall include, for the avoidance of doubt, the purchase of printing presses.

7.12 [Reserved].

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year.

7.14 Prepayments, Etc. of Indebtedness. (a) Satisfy any Indebtedness under Section 7.02(p), other than with the Equity Interests in the Parent Guarantor, or (b) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (i) the prepayment of the Term Loans in accordance with the terms of this Agreement and (ii) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(e).

7.15 Amendment, Etc. of Organization Documents and Related Documents and Indebtedness. (a) Make any amendment to its Organizational Documents that would be material and adverse to the Lenders; (b) cancel or terminate, consent to or accept any cancellation or termination of, amend, modify or change in any manner any term or condition of, or give any consent, waiver or approval under, any provision of the Related Documents if the effect of such cancellation, termination, amendment, modification, change, consent or waiver would change any right afforded to any of the Secured Parties under the Related Documents or be reasonably likely to have a Materially Adverse Effect, or (c) amend, modify or change in any manner any term or condition of any subordinated Indebtedness of the Borrower or any Restricted Subsidiary if such amendment, modification or change affects the subordination provisions thereof or makes the terms and conditions of such subordinated Indebtedness, taken as a whole, more restrictive to the Borrower or such Restricted Subsidiary (or any other Loan Party that is an obligor in respect of such subordinated Indebtedness).

7.16 Speculative Transactions. Engage, or permit any of its Restricted Subsidiaries to enter into any commodity options or futures contracts (other than for hedges in connection with the business of the Borrower or the Restricted Subsidiaries) or any similar speculative transactions.

7.17 Subsidiaries. Designate any Subsidiaries in existence on the Closing Date as Unrestricted Subsidiaries.

7.18 Cablevision Notes. Directly or indirectly, structurally or contractually subordinate the Cablevision Notes or consent to any changes related to the interest rate, principal, maturity or covenants of the Cablevision Notes except, to the extent that any proceeds are received by the Parent Guarantor upon repayment of all or part of the Cablevision Notes and:

(a) such proceeds are invested in (i) Replacement Cablevision Notes or senior notes of CSC Holdings having (A) a fair market value (together with any remaining Cablevision Notes) not less than the principal amount then outstanding under the Term Facility, (B) a cash coupon of not less than 7% per annum, and (C) other terms and conditions at least as favorable to the holders of such notes as the Cablevision Notes; or (ii) cash and Cash Equivalents of the type referred to in clause (a) or (e) of the definition of “Cash Equivalents”; and

(b) to the extent of the Excess Amount, such proceeds are used for any other purpose not prohibited by this Agreement.

ARTICLE VIII

CSC HOLDINGS

8.01 CSC Holdings Representations and Warranties. CSC Holdings represents and warrants as of the Closing Date to the Administrative Agent and the Lenders that:

(a) Existence, Qualification and Power. Each of CSC Holdings and the CSC Restricted Subsidiaries are a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to transact business and is in good standing in all jurisdictions in which such qualification is necessary in view of the properties and assets owned and presently intended to be owned and the business transacted and presently intended to be transacted by it except for qualifications the lack of which, singly or in the aggregate, have not had and would not reasonably be expected to have a Materially Adverse CSC Effect, and each of CSC Holdings and the CSC Restricted Subsidiaries has full power, authority and legal right to perform its obligations under this Agreement and the other Loan Documents to which it is a party

(b) Authorization; No Contravention. The execution, delivery and performance by each of CSC Holdings and the CSC Restricted Subsidiaries, of each Loan Document and Related Document to which it is a party, have been duly authorized by all necessary corporate or other organizational action and do not and will not: (a) subject to the consummation of the action described in Section 5.11 hereof, violate any Law currently in effect (other than violations that, singly or in the aggregate, have not had and would not reasonably be expected to have a Materially Adverse CSC Effect), or any provision of any of CSC Holdings’ or the CSC Restricted Subsidiaries’ respective charters, by-laws or membership agreements presently in effect; (b) conflict with or result in the breach of, or constitute a default or require any consent (except for the consents described on Schedule 5.03 hereto, each of which has been duly obtained) under, or require any payment to be made under (i) any Contractual Obligation to which CSC Holdings or any of the CSC Restricted Subsidiaries is a party or its properties may be bound or affected or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which CSC Holdings or any of the CSC Restricted Subsidiaries or their respective properties are subject, (in each case, other than any conflict, breach, default or required consent that, singly or in the aggregate, have not had and would not reasonably be expected to have a Materially Adverse CSC Effect); or (c) except as provided under any Loan Document, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties or assets now owned or hereafter acquired by CSC Holdings or any of the CSC Restricted Subsidiaries.

(c) Financial Condition. CSC Holdings has furnished to each Lender:

(i) The consolidated balance sheet of CSC Holdings and its consolidated Subsidiaries as at December 31, 2011, and the related consolidated statements of operations and stockholders’ deficiency for the fiscal year ended on said date, as included in CSC Holdings’ Form 10-K dated December 31, 2011, said financial statements having been certified by an independent Registered Public Accounting Firm of nationally recognized standing; and

(ii) The unaudited consolidated balance sheets of CSC Holdings and its consolidated Subsidiaries as at June 30, 2012 and the related consolidated statements of operations for the quarter then ended as included in CSC Holdings’ Form 10-Q dated June 30, 2012.

(d) Litigation; Compliance with Laws. There are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of CSC Holdings or any of the CSC Restricted Subsidiaries threatened, against CSC Holdings or any of the CSC Restricted Subsidiaries or any of their respective properties or assets, before any court or arbitrator or by or before any Governmental Authority that, singly or in the aggregate, would reasonably be expected to have a Materially Adverse CSC Effect. Neither CSC Holdings nor any CSC Restricted Subsidiary is in default under or in violation of or with respect to any Laws or any writ, injunction or decree of any court, arbitrator or Governmental Authority except for minor defaults which, if continued unremedied, would not reasonably be expected to have a Materially Adverse CSC Effect.

(e) Investment Company Act. None of CSC Holdings, any Person Controlling CSC Holdings, or any Subsidiary of CSC Holdings is or is required to be registered as an “investment company” under the Investment Company Act.

(f) Taxes. Each of CSC Holdings and the CSC Restricted Subsidiaries has filed all Federal, state and other material tax returns which are required to be filed under any law applicable thereto except such returns as to which the failure to file, singly or in the aggregate, has not had and would not reasonably be expected to have a Materially Adverse CSC Effect, and has paid, or made provision for the payment of, all Taxes shown to be due pursuant to said returns or pursuant to any assessment received by CSC Holdings or any of the CSC Restricted Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or as to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Materially Adverse CSC Effect.

(g) Full Disclosure. None of the financial statements referred to in Section 8.01(c), certificates or any other written statements delivered by or on behalf of CSC Holdings or any of the CSC Restricted Subsidiaries to the Administrative Agent or any Lender contains, as at the Closing Date, any untrue statement of a material fact nor do such financial statements, certificates and such other written statements, taken as a whole, omit to state a material fact necessary to make the statements contained therein in light of the known conditions under which they were made not misleading.

(h) No Default. None of CSC Holdings and the CSC Restricted Subsidiaries is in default in the payment or performance or observance of any Contractual Obligation, which default, either alone or in conjunction with all other such defaults, has had or would reasonably be expected to have a Materially Adverse CSC Effect.

(i) Approval of Regulatory Authorities. No approval or consent of, or filing or registration with, any Governmental Authority is required in connection with (a) the execution, delivery and performance by, or enforcement against, CSC Holdings of any Loan Document or Related Document to which it is a party, or (b) the exercise by the Administrative Agent of its rights under the Loan Documents in respect of the Guaranty made by CSC Holdings under Article XI.

(j) Binding Agreements. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, the legal, valid and binding obligations of CSC Holdings and the CSC Restricted Subsidiaries, enforceable in accordance with their respective terms (except for limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equitable principles).

8.02 CSC Holdings Covenants. So long as any Lender shall have any Term Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

(a) Financial Statements; Certificates and Other Information. CSC Holdings shall deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(i) Within 30 days after CSC Holdings is required to file the same with the SEC, copies of the annual reports and quarterly reports and of the information, documents and other reports which CSC Holdings may be required to file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended.

(ii) If CSC Holdings is not required to file with the SEC such reports and other information referred to in clause (i) above, CSC Holdings shall furnish to each Lender and file with the Administrative Agent (i) within 140 days after the end of each fiscal year, annual reports containing the information required to be contained in Items 1, 2, 3, 6, 7, 8 and 9 of Form 10-K promulgated under the Securities Exchange Act of 1934, as amended, or substantially the same information required to be contained in comparable items of any successor form, and (ii) within 75 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Securities Exchange Act of 1934, as amended, or substantially the same information required to be contained in any successor form.

(iii) At any time when CSC Holdings is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon the request of Lender or the Administrative Agent, CSC Holdings shall promptly furnish or cause to be furnished such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (or any successor provision thereto), to such Lender and the Administrative Agent.

Documents required to be delivered pursuant to this Section 8.02(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on CSC Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) CSC Holdings shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests CSC Holdings to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) CSC Holdings shall notify the Administrative Agent, each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by CSC Holdings with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(b) CSC Holdings Corporate Existence. Subject to Section 8.02(j), CSC Holdings shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each CSC Holdings Restricted Subsidiary and the corporate rights (charter and statutory), corporate licenses of CSC Holdings and the CSC Holdings Restricted Subsidiaries, except where a failure to do so, singly or in the aggregate, is not likely to have a Materially Adverse CSC Effect; provided that CSC Holdings shall not be required to preserve any such existence (except of CSC Holdings), right, license or franchise if the board of directors of CSC Holdings or the board of directors of the CSC Holdings Restricted Subsidiary concerned shall determine that the preservation thereof is no longer desirable in the conduct of the business of CSC Holdings or such CSC Holdings Restricted Subsidiary and that the loss thereof is not disadvantageous in any material respect to the Lenders.

(c) CSC Holdings Payment of Taxes and Other Claims. CSC Holdings shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any CSC Holdings Subsidiary or upon the income, profits or property of CSC Holdings or any of CSC

Holdings’ Subsidiaries and (b) all material lawful claims for labor, materials and supplies, which, if unpaid, might by law become a CSC Holdings Lien upon the property of CSC Holdings or any CSC Holdings Restricted Subsidiary; provided, however, that CSC Holdings shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided.

(d) CSC Holdings Maintenance of Properties. CSC Holdings shall cause all material properties owned by or leased to it or any CSC Holdings Restricted Subsidiary and necessary in the conduct of its business or the business of such CSC Holdings Restricted Subsidiary to be maintained and kept in normal condition, repair and working order, ordinary wear and tear excepted; provided that nothing in this Section 8.02(d) shall prevent CSC Holdings or any CSC Holdings Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the board of directors of CSC Holdings or the board of directors of the CSC Holdings Restricted Subsidiary concerned, or of any officer (or other agent employed by CSC Holdings or any CSC Holdings Restricted Subsidiary) of CSC Holdings or such CSC Holdings Restricted Subsidiary having managerial responsibility for any such property, desirable in the conduct of the business of CSC Holdings or any CSC Holdings Restricted Subsidiary and if such discontinuance or disposal is not adverse in any material respect to the Lenders.

CSC Holdings shall provide or cause to be provided for itself and any CSC Holdings Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties in the same general areas in which CSC Holdings or such CSC Holdings Restricted Subsidiaries operate.

(e) CSC Holdings’ Indebtedness. CSC Holdings shall not, and shall not permit any CSC Holdings Restricted Subsidiaries to, directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any CSC Holdings Indebtedness (other than CSC Holdings Indebtedness between or among any of CSC Holdings and the CSC Holdings Restricted Subsidiaries) unless, after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1.

(f) CSC Holdings’ Liens. CSC Holdings shall not, and shall not permit any CSC Holdings Restricted Subsidiary to, directly or indirectly incur, create, issue, assume, or suffer to exist any CSC Holdings Lien of any kind, except for CSC Holdings Permitted Liens, on or with respect to any of its property or assets, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any CSC Holdings Lien securing CSC Holdings Indebtedness that is subordinated in right of payment to the Guaranty pursuant to Section 11.01, the Guaranty pursuant to Section 11.01 is secured by a CSC Holdings Lien on such property, assets or proceeds that is senior in priority to such CSC Holdings Lien and (y) in the case of any other CSC Holdings Lien, the Guaranty pursuant to Section 11.01 is equally and ratably secured.

(g) CSC Holdings’ Restricted Payments. Except as otherwise provided in this Section 8.02(g), CSC Holdings shall not, and shall not permit any CSC Holdings Restricted Subsidiary to make any CSC Holdings Restricted Payment if (a) at the time of such proposed CSC Holdings Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such CSC Holdings Restricted Payment or

(b) immediately after giving effect to such CSC Holdings Restricted Payment, the aggregate of all CSC Holdings Restricted Payments shall exceed the sum of $2.7 billion plus an amount equal to the difference between the (i) Cumulative Cash Flow Credit and (ii) 1.2 multiplied by Cumulative Interest Expense.

For purposes of this Section 8.02(g), the amount of any CSC Holdings Restricted Payment, if other than cash, shall be based upon fair market value as determined by the board of directors of CSC Holdings, whose good faith determination shall be conclusive.

The foregoing provisions of this Section 8.02(g) shall not prevent (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the foregoing provisions of this Section 8.02(g); and (ii) retirement, redemption, purchase, defeasance or other acquisition of any share of the capital stock of CSC Holdings or warrants, rights or options to acquire capital stock of CSC Holdings in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of the capital stock of CSC Holdings or warrants, rights or options to acquire capital stock of CSC Holdings. For purposes of determining the aggregate permissible amount of CSC Holdings Restricted Payments in accordance with clause (b) of the first paragraph of this Section 8.02(g), all amounts expended pursuant to clause (i) of this paragraph shall be included and all amounts expended or received pursuant to clause (ii) of this paragraph shall be excluded; provided, however, that amounts paid pursuant to clause (i) of this paragraph shall be included only to the extent that such amounts were not previously included in calculating CSC Holdings Restricted Payments.

For the purposes of this Section 8.02(g), the net proceeds from the issuance of shares of capital stock of CSC Holdings upon conversion of CSC Holdings Indebtedness shall be deemed to be an amount equal to (i) the accreted value of such CSC Holdings Indebtedness on the date of such conversion and (ii) the additional consideration, if any, received by CSC Holdings upon such conversion thereof, less any cash payment on account of fractional share (such consideration, if in property other than cash, to be determined by the board of directors of CSC Holdings, whose good faith determination shall be conclusive and evidenced by a board resolution). If CSC Holdings makes a CSC Holdings Restricted Payment which, at the time of the making of such CSC Holdings Restricted Payment, would in the good faith determination of CSC Holdings be permitted under the requirements of this Section 8.02(g), such CSC Holdings Restricted Payment shall be deemed to have been made in compliance with this Section 8.02(g) notwithstanding any subsequent adjustments made in good faith to CSC Holdings’ financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period.

(h) CSC Holdings’ Investments. CSC Holdings shall not, and shall not permit any CSC Holdings Restricted Subsidiary to, directly or indirectly, (a) make any CSC Holdings Investment or (b) allow any CSC Holdings Restricted Subsidiary to become a CSC Holdings Unrestricted Subsidiary, in each case, unless (i) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Investment and (ii) after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1.

The foregoing provisions of this Section 8.02(h) shall not prohibit (a) any renewal or reclassification of any CSC Holdings Investment existing on the Closing Date or (b) trade credit extended on usual and customary terms in the ordinary course of business.

(i) CSC Holdings’ Transactions with Affiliates. CSC Holdings shall not, and shall not permit any CSC Holdings Subsidiaries to sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of CSC Holdings that is not a CSC Holdings Subsidiary, having a value, or for consideration having a value, in excess of $10,000,000 individually or in the aggregate unless the Board of Directors of CSC Holdings shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to CSC Holdings or such CSC Holdings Subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated Person. For purposes of clarification, this Section 8.02(i) shall not apply to any CSC Holdings Restricted Payment permitted by Section 8.02(g).

(j) CSC Holdings May Consolidate, Etc., Only on Certain Terms. (A) CSC Holdings shall not consolidate or merge with or into, or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its assets to, any Person, unless:

(i) the Person formed by or surviving any such consolidation or merger (if other than CSC Holdings), or to which such sale, assignment, transfer, lease, conveyance or disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall assume by joinder hereto all the obligations of CSC Holdings under the Guaranty hereunder;

(ii) immediately before and immediately after such transaction, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(iii) immediately after such transaction, and after giving effect thereto, the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease or conveyance or disposition shall have been made (the “successor”), shall have a Cash Flow Ratio not in excess of 9 to 1; and

(iv) CSC Holdings has delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, stating, as applicable to an officer’s certificate or opinion as the case may be, that such consolidation, merger or transfer complies with this Section 8.02(j) and that all conditions precedent herein provided for relating to such transaction have been complied with.

Cash Flow Ratio for the purposes of this Section 8.02(j) shall be computed as if any such successor were CSC Holdings.

(B) Upon any consolidation or merger, or any sale, assignment, transfer, lease or conveyance or other disposition of all or substantially all of the assets, of CSC Holdings in accordance with Section 8.02(j), the successor Person formed by such consolidation or into which CSC Holdings is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, CSC Holdings under this Agreement with the same effect as if such successor Person had been named as CSC Holdings herein. When a successor assumes all the obligations of its predecessor under this Agreement, the predecessor shall be released from those obligations.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Representations and Warranties. Any representation or warranty in this Agreement or any other Loan Document or in any certificate, statement or other document furnished to the Lenders or the Administrative Agent pursuant hereto (including, without limitation, any amendment thereto), or any certification made or deemed to have been made by the Borrower or any Restricted Subsidiary, the Parent Guarantor, NMG Holdings or, with respect to Article VIII of this Agreement, CSC Holdings, to any Lender or the Administrative Agent hereunder, shall prove to have been incorrect, or shall be breached, in any material respect when made or deemed made; provided that any representation made pursuant to Section 4.01(g) in respect of the absence of any Default shall not constitute an Event of Default if (i) at the time of such representation, such Default was not known to a Responsible Officer and (ii) prior to such Default, the absence of which is the subject of such representation, becoming an Event of Default, such Default has been cured or waived in accordance with this Agreement; or

(b) Non-Payment. Default in the payment when due of any principal of the Term Loans or default in the payment when due of interest on the Term Loans, or any fee due hereunder or any other amount payable to any Lender hereunder, and the failure to pay such interest, fee or such other amount within two Business Days after the same becomes due; or

(c) Defaults. (I) Default by the Borrower, any of the Restricted Subsidiaries, the Parent Guarantor or NMG Holdings in the performance or observance of its agreements herein or in any other Loan Document, which shall remain unremedied for 30 days after the earlier of (i) knowledge of such Default by an senior executive of the Borrower or any Restricted Subsidiary concerned and (ii) notice in writing thereof being given to the Borrower by any Lender or the Administrative Agent, or

(II) Default by CSC Holdings in the performance or observance of any of its agreements in (x) Section 8.02 (other than Section 8.02(b) and (j)) if CSC Holdings does not cure such Default within 60 days of the Administrative Agent notifying CSC Holdings in writing of the Default and (y) Section 8.02(b) and (j) if CSC Holdings does not cure such Default within 30 days of the Administrative Agent notifying CSC Holdings in writing of the Default;

The notices required under Section 9.01(c) must reference this Agreement, specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”; or

(d) Cross-Default. (I) (A) Any Indebtedness of the Borrower or any of the Restricted Subsidiaries in an aggregate principal amount of $5,000,000 or more, excluding (i) any Indebtedness owing solely to the Borrower or a Restricted Subsidiary and (ii) any Indebtedness for the deferred purchase price of property or services owed to the Person providing such property or services as to which the Borrower or such Restricted Subsidiary has a good faith basis to believe is not due and owing and, to the extent then appropriate, is contesting its obligation to pay the same in good faith and by proper proceedings and for which the Borrower or such Borrower’s Restricted Subsidiary has established appropriate reserves (such Indebtedness under clauses (i) and (ii) above herein called “Borrower Excluded Indebtedness”), shall (i) become due before stated maturity by the acceleration of the maturity thereof by reason of default or (ii) become due by its terms and shall not be promptly paid or extended; or (B) any default under any indenture, credit agreement or loan agreement or other agreement or instrument under which

Indebtedness of the Borrower or any of the Borrower’s Restricted Subsidiaries constituting indebtedness for borrowed money in an aggregate principal amount of $5,000,000 or more is outstanding (other than Borrower Excluded Indebtedness), or by which any such Indebtedness is evidenced, shall have occurred and shall continue for a period of time sufficient to permit the holder or holders of any such Indebtedness (or a trustee or agent on its or their behalf) to accelerate the maturity thereof or to enforce any Lien provided for by any such indenture, agreement or instrument, as the case may be, unless such default shall have been permanently waived by the respective holder of such Indebtedness;

(II) (A) Any Indebtedness of CSC Holdings in an aggregate principal amount of $25,000,000 or more, excluding any Indebtedness for the deferred purchase price of property or services owed to the Person providing such property or services as to which CSC Holdings has a good faith basis to believe is not due and owing and, to the extent then appropriate, is contesting its obligation to pay the same in good faith and by proper proceedings and for which CSC Holdings has established appropriate reserves (such Indebtedness called “CSC Holdings Excluded Indebtedness”), shall (i) become due before stated maturity by the acceleration of the maturity thereof by reason of default or (ii) become due by its terms and shall not be promptly paid or extended; or (B) any default under any indenture, credit agreement or loan agreement or other agreement or instrument under which Indebtedness of CSC Holdings constituting indebtedness for borrowed money in an aggregate principal amount of $25,000,000 or more is outstanding (other than CSC Holdings Excluded Indebtedness), or by which any such Indebtedness is evidenced, shall have occurred and shall continue for a period of time sufficient to permit the holder or holders of any such Indebtedness (or a trustee or agent on its or their behalf) to accelerate the maturity thereof or to enforce any Lien provided for by any such indenture, agreement or instrument, as the case may be, unless such default shall have been permanently waived by the respective holder of such Indebtedness; or

(III) Interest or principal due on the Cablevision Notes is not paid when due (whether at stated maturity, by the acceleration of the maturity or otherwise) or within any applicable grace or cure period provided under the Cablevision Notes Indenture or any Indebtedness consisting of any other Indebtedness into which the proceeds of the Cablevision Notes have been invested pursuant to Section 7.18(a) shall not be paid when due (whether at stated maturity, by the acceleration of the maturity or otherwise); or

(e) Inability to Pay Debts; Attachment. CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or any of the Restricted Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated as bankrupt or insolvent, (v) commence a voluntary case under any Debtor Relief Law (as now or hereafter in effect), (vi) file a petition seeking to take advantage of any Debtor Relief Law, (vii) acquiesce in writing to, or fail to controvert in a timely and appropriate manner, any petition filed against CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or any Restricted Subsidiary in any involuntary case under any such Debtor Relief Law, or (viii) take any action for the purpose of effecting any of the foregoing; or

(f) Insolvency Proceedings, Etc. A case or other proceeding shall be commenced, without the application, approval or consent of CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or any of the Restricted Subsidiaries, in any court of competent jurisdiction, seeking the liquidation, reorganization, dissolution, winding up, or composition or readjustment or debts of CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or

any Restricted Subsidiary, the appointment of a trustee, receiver, custodian, liquidator or the like of CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or such Restricted Subsidiary or of all or any substantial part of its assets, or any other similar action with respect to CSC Holdings, the Borrower, the Parent Guarantor or such Restricted Subsidiary under any Debtor Relief Law, and such case or proceeding shall continue undismissed, or unstayed and in effect, for any period of 30 consecutive days, or an order for relief against CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or any Restricted Subsidiary shall be entered in an involuntary case under any Debtor Relief Law (as now or hereafter in effect); or

(g) Judgments. (A) (i) Any one or more judgments for the payment of money in excess of $5,000,000 shall be rendered against the Borrower, the Parent Guarantor, NMG Holdings or any Restricted Subsidiary and such judgment shall remain unsatisfied and in effect for any period of 30 consecutive days without a stay of execution or (if a stay is not provided for by applicable law) without having been fully bonded, or (ii) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Borrower or any Restricted Subsidiary and either (x) an enforcement proceeding shall have been commenced by any creditor upon such judgment or (y) such judgment remains undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 days, provided that, the aggregate of all judgments exceeds $10,000,000;

(B) (i) Any one or more judgments for the payment of money in excess of $10,000,000 shall be rendered against CSC Holdings and such judgment shall remain unsatisfied and in effect for any period of 30 consecutive days without a stay of execution or (if a stay is not provided for by applicable law) without having been fully bonded, or (ii) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against CSC Holdings and either (x) an enforcement proceeding shall have been commenced by any creditor upon such judgment or (y) such judgment remains undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 days, provided that, the aggregate of all judgments exceeds $20,000,000; or

(h) ERISA. (i) Any Termination Event shall occur; (ii) an application shall be made for a minimum funding waiver with respect to any Plan; (iii) any Person shall engage in any Prohibited Transaction involving any Plan; (iv) the Borrower or any ERISA Affiliate is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from the Borrower’s or any ERISA Affiliate’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan other than any payments that are in dispute by the Borrower or ERISA Affiliate and, in any event, that exceed $500,000; (v) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Plan; (vi) a determination shall be made that a Plan is in “at risk” status (within the meaning of Section 303 of ERISA); (vii) the Borrower or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Plan under Title IV of ERISA and which, when aggregated with all other such amounts with respect to the payment of which the Borrower and its ERISA Affiliates are at the time in default, exceeds $500,000; (viii) a proceeding shall be instituted by a fiduciary of any Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; (ix) the assumption of, or any material increase in, the contingent liability of the Borrower or any Restricted Subsidiary with respect to any post-retirement welfare liability and such assumption or material increase has had, or would reasonably be expected to have, a Materially Adverse Effect; and by reason of any or all of such events described in clauses (i) through (ix) as applicable there shall or could result in actual or potential liability of the Borrower and any ERISA Affiliate that would reasonably be expected to have a Materially Adverse Effect; or

(i) Change of Control. (i) the Dolan Family Interests shall cease at any time to have beneficial ownership (within the meaning of Rule 13d-3 (as in effect on the Closing Date) promulgated under the Securities Exchange Act of 1934, as amended) of shares of the capital stock of Cablevision having sufficient votes to elect (or otherwise designate) at such time a majority of the members of the Board of Directors of Cablevision, or (ii) Cablevision shall cease to own (free and clear of all Liens) directly or indirectly 100% of the common stock of CSC Holdings, or any Person (other than Cablevision) shall obtain the legal or contractual right to own, or to cause the transfer of the ownership of, any of the common stock of CSC Holdings or the Borrower, without regard to any required approval of any other Person, or (iii) CSC Holdings shall cease, directly or indirectly, to own and Control legally and beneficially at least 51% of the Equity Interests in the Borrower, or (iv) the Parent Guarantor shall cease, directly or indirectly, to own and Control legally and beneficially 100% of the Equity Interests in the Borrower.

(j) Invalidity of Loan Documents. CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or any Restricted Subsidiary asserts or any Affiliate of the Borrower institutes (and, where such Affiliate is not an Affiliate of Cablevision, fails to dismiss within 30 days of demand) any proceedings seeking to establish or any Person (other than the Administrative Agent, any Lender or any other Secured Party) obtains a judgment establishing that (i) any material provision of the Loan Documents is invalid, not binding or unenforceable or (ii) the Lien created, or purported to be created, by the Loan Documents is not a valid and perfected first priority security interest in the property in which such Lien is created, or purported to be created, pursuant to the Loan Documents; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Sections 4.01 or 6.11 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on a material portion of the Collateral covered thereby other than as a result of any action or inaction by the Administrative Agent, and such condition shall remain unremedied for a period of 30 days after the earlier of (i) knowledge of such Default by a senior executive of the Borrower or any Restricted Subsidiary concerned and (ii) notice in writing thereof being given to the Borrower by any Lender or the Administrative Agent; or

(l) Cablevision Notes. There shall occur any consent, amendment or waiver of any of the terms (including related provisions) of the Cablevision Notes (or any refinancing of the Cablevision Notes) related to indebtedness, restricted payments, investments, liens or consolidations in, or the redemption of, the Cablevision Notes (or any refinancing of the Cablevision Notes) materially adverse to the Borrower as holder of the Cablevision Notes (or any refinancing of the Cablevision Notes).

9.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable to any Lender hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and such Lenders under the Loan Documents.

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Term Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and on other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, and which have become due and owing, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any sub-agents appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XII (including Section 12.04(c)), as though such sub-agents were the “Collateral Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Rights as a Lender. Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article IX and Section 12.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”.

(c) No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it.

10.04 Reliance by Administrative Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Borrowings that by its terms shall be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the Borrowings. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06 Resignation of Administrative Agent. Each Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent (which may be an Affiliate of a Lender), with the consent of the Borrower at all times other than during the existence of an Event of Default under Section 9.01(b), (e) or (f) (which consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may (but shall not be obligated to), on behalf of the

Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 12.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.07 and 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 12.04.

10.09 Duties of Other Agents. None of the Agents (other than the Administrative Agent) identified on the cover page or signature pages of this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder. Without limiting any other provision of this Article X, none of such Agents in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender or any other Person by reason of this Agreement or any other Loan Document.

10.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Term Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

ARTICLE XI

CONTINUING GUARANTY

11.01 Guaranty. CSC Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising

hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon CSC Holdings, and conclusive for the purpose of establishing the amount of the Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of CSC Holdings under this Guaranty, and CSC Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

11.02 Rights of Lenders. CSC Holdings consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, CSC Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of CSC Holdings under this Guaranty or which, but for this provision, might operate as a discharge of CSC Holdings.

11.03 Certain Waivers. CSC Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that CSC Holdings’ obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting CSC Holdings’ liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. CSC Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

11.04 Obligations Independent. The obligations of CSC Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against CSC Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

11.05 Subrogation.

(a) CSC Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty (other than its rights to make a claim under the Indemnity Agreement as in effect on the date hereof) until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Term Commitments and the Term Facility is terminated. If any amounts are paid to CSC Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

(b) To the extent CSC Holdings has notified the Administrative Agent that Tribune has reimbursed CSC Holdings for any payments made by CSC Holdings in respect of principal, premium or interest on the Term Loans (but excluding any costs, fees, expenses, penalties, charges or similar items paid or payable by CSC Holdings) under and in accordance with this Guaranty, the Administrative Agent, on behalf of the Lenders shall, after the Obligations have been paid in full in cash and fully performed, the Term Commitments and the Term Facility have been terminated and the security interest of the Administrative Agent, on behalf of the Lenders in all of the Collateral has been released, assign to Tribune, at the expense of Tribune, without recourse or representation of any kind, the remaining rights (if any) in a specified portion of the Collateral (such Collateral to be determined by CSC Holdings and the Administrative Agent in their sole discretion). Tribune’s rights in any such Collateral will be on a second-priority basis, as determined by CSC Holdings.

11.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Term Commitments and the Term Facility with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or CSC Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of CSC Holdings under this paragraph shall survive termination of this Guaranty.

11.07 Subordination. CSC Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to CSC Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to CSC Holdings as subrogee of the Secured Parties or resulting from CSC Holdings’ performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrower to CSC Holdings shall be enforced and performance received by CSC Holdings as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of CSC Holdings under this Guaranty.

11.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against CSC Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by CSC Holdings immediately upon demand by the Secured Parties.

11.09 Condition of Borrower. CSC Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other Guarantor such information concerning the financial condition, business and operations of the Borrower and any such other Guarantor as CSC Holdings requires, and that none of the Secured Parties has any duty, and

CSC Holdings is not relying on the Secured Parties at any time, to disclose to CSC Holdings any information relating to the business, operations or financial condition of the Borrower or any other

Guarantor (CSC Holdings waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XII

MISCELLANEOUS

12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, or by the Borrower or the applicable Loan Party, as the case may be, and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)) without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.01(g) without the written consent of the Required Lenders;

(c) extend or increase the Term Commitment of any Lender (or reinstate any Term Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e) reduce the principal of, the Applicable Margin, or the rate of interest specified herein on any Loan or, any fees or other amounts payable hereunder or under any other Loan Document without the consent of each Lender affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(f) change Section 2.03(a)(ii), Section 2.03(b)(v), Section 2.11, or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(g) change any provision of this Section 12.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) release any of the Parent Guarantor, NMG Holdings or CSC Holdings from its respective obligations under the Parent Guaranty, the NMG Guaranty or the Guaranty made by CSC Holdings under Article XI, as applicable, or release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j) amend or modify Section 9.01(i) or any defined term used therein or waive an Event of Default thereunder, without the written consent of Lenders holding 90% or more of the sum of the Outstanding Amount; provided that the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making such determination;

and provided, further, (i) that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by each of the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 12.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

In addition, and notwithstanding anything in this Section 12.01 to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

12.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to CSC Holdings, the Borrower, or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to CSC Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to CSC Holdings, the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of CSC Holdings, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the

Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notice) purportedly given by or on behalf of the Borrower even if (i) such notice was not made in a manner specified herein, was incomplete or was not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 2.11) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan party under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it as authorized by the Required Lenders.

12.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Joint Leads, the Lenders and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out of pocket documented expenses (including, without limitation, the reasonable out of pocket and invoiced fees, disbursements and other charges of (i) one counsel, (ii) in the case of a material conflict between two or more Indemnitees, as so determined in the reasonable opinion of existing counsel, one additional counsel, and (iii) one local counsel in each applicable jurisdiction) (collectively, the “Losses”), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower (but excluding any proceeding brought by a Lender against any other Lender (in such Lender’s capacity as a Lender and not in any capacity as a Joint Lead or the Administrative Agent)), arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (B) any Loan or the use or proposed use of the proceeds therefrom, or (C) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence, bad faith, or willful misconduct or material breach of the obligations under this Agreement or any other Loan Document of such Indemnitee. This Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 12.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Term Commitments and the repayment, satisfaction or discharge of all the other Obligations.

12.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.06(b), (ii) by way of participation in accordance with the provisions of Section 12.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.06(e) (and any other attempted assignment or transfer by the Borrower or any other Loan Party shall be null and void and any other attempted assignment or transfer by a Lender shall give rise to a participation in accordance with Section 12.06(d)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment(s) and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Term Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Term Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Term Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment if such assignment is to a Person that is not a Lender with a Term Commitment hereunder, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. Except with respect to the initial syndication of the Term Loans following the Closing Date, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and only one fee shall be payable for simultaneous assignments to or by two or more Approved Funds. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or to any Dolan Family Interests.

(vi) Additional Restrictions on Assignments. No such assignment shall be made (i) to a natural person, (ii) to any Defaulting Lender or any of its Subsidiaries, or (iii) to any entity that is not a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended and a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.03, and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Term Commitments, Term Loans and other Obligations), at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of and, if required, consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 3.01 (unless the assignee shall already be a Lender hereunder), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Dolan Family Interests) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)), 3.02, 3.03 and 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.04 and 12.13 as if it were an assignee under paragraph (b) of this Section 12.06; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 12.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 12.06(e), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any other Loan Party.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this

Agreement. For the avoidance of doubt, in the event of a conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall control.

12.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.13 Replacement of Lenders. If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined to, or is unable to, designate a different Lending Office in accordance with Section 3.04(a), or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, any applicable prepayment premium under Section 2.03 and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.03) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any assignment pursuant to the penultimate paragraph of Section 12.01 resulting from a Lender becoming a non-consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

12.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and CSC Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Leads, are arm’s-length commercial transactions between the Borrower, CSC Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Leads, on the other hand, (B) each of the Borrower and CSC Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (C) each of the Borrower and CSC Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, and (D) no fiduciary, advisory or agency relationship between the Borrower, CSC Holdings and their respective Subsidiaries and any Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent or any Lender has advised or is advising the Borrower, CSC Holdings or any of their respective Subsidiaries on other matters; (ii) (A) the Administrative Agent and the Joint Leads each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, CSC Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Joint Leads has any obligation to the Borrower, CSC Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Leads and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, CSC Holdings and their respective Affiliates, and neither the Administrative Agent nor the Joint Leads has any obligation to disclose any of such interests to the Borrower, CSC Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and CSC Holdings hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Leads with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the

Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

NEWSDAY LLC,
as Borrower

By:	/s/ Kevin F. Watson
	Name:	Kevin F. Watson
	Title:	Senior Vice President, Treasurer & Assistant Secretary

CSC HOLDINGS, LLC

By:	/s/ Kevin F. Watson
	Name:	Kevin F. Watson
	Title:	Senior Vice President & Treasurer

BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

BANK OF AMERICA, N.A., as Lender

By:	/s/ Eric Ridgway
	Name:	Eric Ridgway
	Title:	Vice President

BARCLAYS BANK PLC, as Lender

By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Director

BNP PARIBAS SECURITIES CORP., as Lender

By:	/s/ Barbara Nash
	Name:	Barbara Nash
	Title:	Managing Director

By:	/s/ Maria Mulic
	Name:	Maria Mulic
	Title:	Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Lender

By:	/s/ Kestrina Budina
	Name:	Kestrina Budina
	Title:	Director

By:	/s/ Tanya Crossley
	Name:	Tanya Crossley
	Title:	Managing Director

DEUTSCHE BANK TRUST COMPANY, AMERICAS, as Lender

By:	/s/ Anca Trifan
	Name:	Anca Trifan
	Title:	Managing Director

By:	/s/ Susan LeFevre
	Name:	Susan LeFevre
	Title:	Managing Director

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

JPMORGAN CHASE BANK N.A., as Lender

By:	/s/ John G. Kowalczuk
	Name:	John G. Kowalczuk
	Title:	Executive Director

NATIXIS, NEW YORK BRANCH, as Lender

By:	/s/ Edward N. Parkes IV
	Name:	Edward N. Parkes IV
	Title:	Executive Director

By:	/s/ Timothy P. Dilworth
	Name:	Timothy P. Dilworth
	Title:	Managing Director

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Lender

By:	/s/ Carl Mayer
	Name:	Carl Mayer
	Title:	Managing Director

ROYAL BANK OF CANADA, as Lender

By:	/s/ D.W. Scott Johnson
	Name:	D.W. Scott Johnson
	Title:	Authorized Signatory

SUNTRUST BANK, as Lender

By:	/s/ Mark Kelley
	Name:	Mark Kelley
	Title:	Managing Director

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ David Urban
	Name:	David Urban
	Title:	Associate Director

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Gail F. Scannell
	Name:	Gail F. Scannell
	Title:	Senior Vice President